                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         WIZARDS-PATRIOTS HOLDINGS, INC.

                           WIZARDS ACQUIRING SUB, INC.

                            METROCALL HOLDINGS, INC.,

                          PATRIOTS ACQUIRING SUB, INC.

                                       AND

                               ARCH WIRELESS, INC.

                           DATED AS OF MARCH 29, 2004

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----

ARTICLE I THE MERGER............................................................................      2
     Section 1.1      The Merger................................................................      2
     Section 1.2      Effective Time of the Merger..............................................      2
     Section 1.3      Certificates of Incorporation.............................................      3
     Section 1.4      Bylaws....................................................................      3
     Section 1.5      Officers..................................................................      3
     Section 1.6      Directors.................................................................      3
     Section 1.7      Effect of Merger..........................................................      4

ARTICLE II CONVERSION AND EXCHANGE OF SECURITIES................................................      4
     Section 2.1      Effect on Capital Stock...................................................      4
     Section 2.2      Exchange Fund.............................................................     10
     Section 2.3      Elections.................................................................     10
     Section 2.4      Allocation of Cash and Parent Common Stock................................     11
     Section 2.5      Exchange Procedures.......................................................     12
     Section 2.6      Right to Receive Merger Consideration.....................................     13
     Section 2.7      Stock Transfer Books......................................................     13
     Section 2.8      Release of Exchange Fund..................................................     14
     Section 2.9      Distributions with Respect to Unexchanged Shares..........................     14
     Section 2.10     No Fractional Securities..................................................     14
     Section 2.11     Adjustments To Exchange Ratios and Cash Election Price....................     14
     Section 2.12     Closing...................................................................     15
     Section 2.13     Lost, Stolen, Destroyed Certificates......................................     15
     Section 2.14     Taking of Necessary Action; Further Action................................     15
     Section 2.15     Required Withholding......................................................     16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ARCH..............................................     16
     Section 3.1      Organization and Qualification............................................     16
     Section 3.2      Capitalization............................................................     17
     Section 3.3      Subsidiaries..............................................................     18
     Section 3.4      Authority; Non-Contravention; Approvals...................................     19
     Section 3.5      Reports and Financial Statements..........................................     20
     Section 3.6      Employee Benefit Plans; Labor Matters; No Parachute Payments..............     21
     Section 3.7      Certain Tax Matters.......................................................     25
     Section 3.8      Contracts; Debt Instruments...............................................     25
     Section 3.9      Litigation................................................................     26
     Section 3.10     Insurance.................................................................     26
     Section 3.11     Intellectual Property.....................................................     26
     Section 3.12     Taxes.....................................................................     27
     Section 3.13     Interested Party Transactions.............................................     27
     Section 3.14     Absence of Undisclosed Liabilities........................................     27
     Section 3.15     Absence of Certain Changes................................................     27
     Section 3.16     Registration Statement and Proxy Statement................................     28

     Section 3.17     Reorganization............................................................     28
     Section 3.18     Board Approval............................................................     28
     Section 3.19     Brokers and Finders.......................................................     28
     Section 3.20     Opinion of Financial Advisor..............................................     29
     Section 3.21     Hazardous Substances and Hazardous Waste..................................     29
     Section 3.22     Compliance with Laws......................................................     31
     Section 3.23     Permits and Licenses......................................................     31
     Section 3.24     Real Property.............................................................     32
     Section 3.25     State Takeover Statutes...................................................     32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF METROCALL..........................................     33
     Section 4.1      Organization and Qualification............................................     33
     Section 4.2      Capitalization............................................................     34
     Section 4.3      Subsidiaries..............................................................     35
     Section 4.4      Authority; Non-Contravention; Approvals...................................     35
     Section 4.5      Reports and Financial Statements..........................................     37
     Section 4.6      Employee Benefit Plans; Labor Matters; No Parachute Payments..............     38
     Section 4.7      Certain Tax Matters.......................................................     42
     Section 4.8      Contracts; Debt Instruments...............................................     42
     Section 4.9      Litigation................................................................     42
     Section 4.10     Insurance.................................................................     43
     Section 4.11     Intellectual Property.....................................................     43
     Section 4.12     Taxes.....................................................................     43
     Section 4.13     Interested Party Transactions.............................................     44
     Section 4.14     Absence of Undisclosed Liabilities........................................     44
     Section 4.15     Absence of Certain Changes................................................     44
     Section 4.16     Registration Statement and Proxy Statement................................     44
     Section 4.17     Reorganization............................................................     45
     Section 4.18     Board Approval............................................................     45
     Section 4.19     Brokers and Finders.......................................................     45
     Section 4.20     Opinion of Financial Advisor..............................................     45
     Section 4.21     Hazardous Substances and Hazardous Waste..................................     45
     Section 4.22     Compliance with Laws......................................................     46
     Section 4.23     Permits and Licenses......................................................     46
     Section 4.24     Real Property.............................................................     47
     Section 4.25     State Takeover Statutes...................................................     48

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER................................................     48
     Section 5.1      Conduct of Business By Metrocall and Arch Pending the Merger..............     48
     Section 5.2      Acquisition Transactions..................................................     51

ARTICLE VI ADDITIONAL AGREEMENTS................................................................     52
     Section 6.1      Appropriate Actions; Consents; Filings....................................     52
     Section 6.2      Access To Information.....................................................     55
     Section 6.3      Registration Statement and Proxy Statement................................     56
     Section 6.4      Stockholders' Approvals...................................................     58

     Section 6.5      Compliance with The Securities Act........................................     58
     Section 6.6      Expenses..................................................................     58
     Section 6.7      Public Statements.........................................................     59
     Section 6.8      Notification of Certain Matters...........................................     59
     Section 6.9      Directors' and Officers' Indemnification..................................     59
     Section 6.10     Listing...................................................................     61
     Section 6.11     Employee Matters..........................................................     61
     Section 6.12     Tax-Free Transaction......................................................     63
     Section 6.13     Exemption From Liability Under Section 16(b)..............................     63
     Section 6.14     Directors of Parent and Surviving Corporations............................     64
     Section 6.15     Redemption of Notes.......................................................     65
     Section 6.16     Redemption of Preferred Stock.............................................     65
     Section 6.17     Control of Other Party's Business.........................................     65

ARTICLE VII CONDITIONS..........................................................................     65
     Section 7.1      Conditions to Each Party's Obligation to Effect the Merger................     65
     Section 7.2      Additional Conditions to Obligation of Arch to Effect the Merger..........     66
     Section 7.3      Additional Conditions to Obligation of Metrocall to Effect the Merger.....     67

ARTICLE VIII TERMINATION........................................................................     67
     Section 8.1      Termination...............................................................     67
     Section 8.2      Effect of Termination.....................................................     69
     Section 8.3      Termination Fee...........................................................     70

ARTICLE IX GENERAL PROVISIONS...................................................................     71
     Section 9.1      Non-Survival of Representations and Warranties............................     71
     Section 9.2      Amendments and Waivers; Delays and Omissions..............................     71
     Section 9.3      Notices...................................................................     72
     Section 9.4      Binding Agreement; No Assignment..........................................     73
     Section 9.5      Counterparts..............................................................     73
     Section 9.6      Descriptive Headings, Etc. ...............................................     73
     Section 9.7      Severability..............................................................     73
     Section 9.8      Governing Law.............................................................     74
     Section 9.9      Entire Agreement..........................................................     74
     Section 9.10     Consent to Jurisdiction...................................................     74
     Section 9.11     Further Assurances........................................................     74
     Section 9.12     Construction..............................................................     75
     Section 9.13     Waiver of Jury Trial......................................................     75
     Section 9.14     Specific Performance......................................................     75

                             Index of Defined Terms



affiliate..........................................  58
Affiliate Agreement................................  58
Agreement..........................................   1
Ancillary Agreements...............................  19
Antitrust Laws.....................................  20
Appraisal Shares...................................   5
Arch...............................................   1
Arch 10-K..........................................  21
Arch Acquiring Sub.................................   1
Arch Benefit Plans.................................  21
Arch Board.........................................   1
Arch Bylaws........................................  16
Arch Certificate of Incorporation..................  16
Arch Common Stock..................................   7
Arch Disclosure Schedule...........................  16
Arch Exchange Ratio................................   7
Arch FCC Licenses..................................  31
Arch Financial Advisor.............................  28
Arch Financial Statements..........................  21
Arch Holdings......................................  65
Arch IP............................................  26
Arch Leased Real Property..........................  32
Arch Leases........................................  32
Arch Material Adverse Effect.......................  17
Arch Material Contracts............................  25
Arch Merger........................................   1
Arch Merger Consideration..........................   7
Arch Owned Real Property...........................  32
Arch Permits.......................................  31
Arch Plan of Reorganization........................  17
Arch Properties....................................  29
Arch Representatives...............................  55
Arch Required Statutory Approvals..................  20
Arch SEC Reports...................................  21
Arch Stock Option..................................   8
Arch Stock Plan....................................  17
Arch Stock Right...................................   8
Arch Stockholders' Approval........................  20
Arch Unclassified Common Stock.....................  17
CAA................................................  30
Cash Election Price................................   4
CERCLA.............................................  30
Certificates.......................................  10
Closing............................................  15
Closing Date.......................................  15
Code...............................................   1
Communications Act.................................  20
Companies..........................................   1
Company............................................   1
Competing Transaction..............................  52
CWA................................................  30
Deemed Election Proration Factor...................  12
DGCL...............................................   2
Disclosure Schedules...............................  33
Effective Time.....................................   2
Electing Shares....................................   4
Election Date......................................  10
Election Number....................................  11
Environmental Claims...............................  30
Environmental Laws.................................  30
Environmental Liabilities..........................  30
ERISA..............................................  21
ERISA Affiliate....................................  22
Excess Proration Factor............................  12
Exchange Act.......................................  20
Exchange Agent.....................................  10
Exchange Fund......................................  10
Exchange Ratios....................................   7
Existing Credit Facilities.........................  49
Expenses...........................................  59
FCC................................................  20
FCC Regulations....................................  20
Financing..........................................  55
Form of Election...................................  10
GAAP...............................................  21
Hazardous Material.................................  30
HSR Act............................................  20
Insiders...........................................  63
Interim Period.....................................  48
IRS................................................  21
Joint Proxy Statement/Prospectus...................  28
Merger.............................................   1
Merger Consideration...............................   7
Merger Filing......................................   2
Metrocall..........................................   1
Metrocall 10-K.....................................  37
Metrocall Acquiring Sub............................   1
Metrocall Benefit Plans............................  38

Metrocall Board....................................   1
Metrocall Bylaws...................................  33
Metrocall Certificate of Incorporation.............  33
Metrocall Common Stock.............................   4
Metrocall Disclosure Schedule......................  33
Metrocall Exchange Ratio...........................   4
Metrocall FCC Licenses.............................  47
Metrocall Financial Advisor........................  45
Metrocall Financial Statements.....................  37
Metrocall Fully Diluted Shares.....................  34
Metrocall IP.......................................  43
Metrocall Leased Real Property.....................  47
Metrocall Leases...................................  47
Metrocall Material Adverse Effect..................  33
Metrocall Material Contracts.......................  42
Metrocall Merger...................................   1
Metrocall Merger Consideration.....................   4
Metrocall Option Plan..............................  34
Metrocall Owned Real Property......................  47
Metrocall Permits..................................  46
Metrocall Plan of Reorganization...................  34
Metrocall Preferred Stock..........................  34
Metrocall Properties...............................  45
Metrocall Representatives..........................  55
Metrocall Required Statutory Approvals.............  37
Metrocall SEC Reports..............................  37
Metrocall Stock Option.............................   5
Metrocall Stock Right..............................   7
Metrocall Stockholders' Approval...................  37
Metrocall Stockholders Meeting.....................  10
Metrocall Warrant..................................   6
Multiemployer Plan.................................  22
Multiple Employer Plan.............................  22
Nasdaq.............................................  20
Nasdaq SmallCap....................................  36
Nondisclosure Agreement............................  56
Non-Electing Shares................................  12
Order..............................................  53
OSHA...............................................  30
Other Agreements...................................  74
Parent.............................................   1
Parent Board.......................................  63
Parent Bylaws......................................   2
Parent Certificate of Incorporation................   2
Parent Common Stock................................   4
Parent Fully Diluted Shares........................  14
Person.............................................  19
RCRA...............................................  30
Registration Statement.............................  28
Release............................................  30
Remedial Action....................................  31
Retained Employee..................................  61
Rule 145...........................................  58
SEC................................................  20
Section 16 Information.............................  63
Section 262........................................   5
Securities Act.....................................  20
Subsidiary.........................................  19
Surviving Arch Corporation.........................   2
Surviving Metrocall Corporation....................   2
Telecommunications Laws............................  20
Terminating Arch Breach............................  69
Terminating Metrocall Breach.......................  68
Transactions.......................................   1
Unsolicited Bid....................................  51
WARN Act...........................................  24

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2004 (this "Agreement"), by and among Wizards-Patriots Holdings, Inc., a Delaware corporation ("Parent"), Wizards Acquiring Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Metrocall Acquiring Sub"), Metrocall Holdings, Inc., a Delaware corporation ("Metrocall"), Patriots Acquiring Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Arch Acquiring Sub"), and Arch Wireless, Inc., a Delaware corporation ("Arch"). Metrocall and Arch are sometimes together referred to collectively as the "Companies" and, individually, as a "Company."

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Metrocall (the "Metrocall Board") and Arch (the "Arch Board") have approved this Agreement and have deemed it in the best interests of their respective stockholders that Metrocall and Arch engage in a business combination under the terms set forth herein;

         WHEREAS, Metrocall owns all of the outstanding capital stock of Parent and has caused Parent to form Metrocall Acquiring Sub and Arch Acquiring Sub;

         WHEREAS, the respective Boards of Directors of Parent, Metrocall Acquiring Sub and Metrocall have approved the merger of Metrocall Acquiring Sub with and into Metrocall (the "Metrocall Merger") and deem it advisable and in the best interests of their respective stockholders that the Metrocall Merger be consummated, and the respective Boards of Directors of Parent, Arch Acquiring Sub and Arch have approved the merger of Arch Acquiring Sub with and into Arch (the "Arch Merger", and together with the Metrocall Merger, the "Merger") and have deemed it advisable and in the best interests of their respective stockholders that the Arch Merger be consummated, in each case upon the terms and subject to the conditions set forth herein;

         WHEREAS, for federal income tax purposes, the parties intend that the Merger shall be treated as a transfer by the holders of Metrocall Common Stock (as defined in Section 2.1(a)) and Arch Common Stock (as defined in Section 2.1(c)) of all such shares of such stock (other than Appraisal Shares (as defined in Section 2.1(a)) and shares of such stock held by either Metrocall or
Arch) to Parent in exchange for all the issued and outstanding shares of Parent Common Stock (as defined in Section 2.1(a)) and, in the case of certain holders of Metrocall Common Stock, cash, all as described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement (the "Transactions").

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. (a) Charter and Bylaws of Parent; Conduct. The certificate of incorporation and bylaws of Parent (respectively, the "Parent Certificate of Incorporation" and "Parent Bylaws"), and the initial organizational minutes of the board of directors of Parent, shall be in the form of Exhibit A-1, Exhibit A-2 and Exhibit A-3 to this Agreement, respectively. From and after the Effective Time, each of the Parent Certificate of Incorporation and the Parent Bylaws may be amended in accordance with their respective terms and as provided in the DGCL, except that references to the name of Parent shall be amended to reflect a change in such name as determined by the Parent Board. From the date of this Agreement until the Effective Time, Metrocall shall (a) consult with Arch prior to causing or permitting, and shall not cause or permit, Parent, Metrocall Acquiring Sub or Arch Acquiring Sub to take any action inconsistent with the provisions of this Agreement without the written consent of Arch, (b) take all action necessary to cause Parent, Metrocall Acquiring Sub and Arch Acquiring Sub to perform their respective obligations under this Agreement, and (c) take all action necessary to ensure that, prior to the Effective Time, none of Parent, Metrocall Acquiring Sub or Arch Acquiring Sub conducts any business or makes any investment other than as contemplated by this Agreement or as may otherwise be agreed to by Arch in writing.

            (b) The Metrocall Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the Delaware General Corporation Law (the "DGCL"), Metrocall Acquiring Sub shall be merged with and into Metrocall and the separate existence of Metrocall Acquiring Sub shall thereupon cease. Metrocall shall be the surviving corporation in such merger and a wholly-owned subsidiary of Parent and, after the Effective Time, is hereinafter sometimes referred to as the "Surviving Metrocall Corporation."

            (c) The Arch Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Arch Acquiring Sub shall be merged with and into Arch and the separate existence of Arch Acquiring Sub shall thereupon cease. Arch shall be the surviving corporation in such merger and a wholly-owned subsidiary of Parent and, after the Effective Time, is hereinafter sometimes referred to as the "Surviving Arch Corporation" and, together with the Surviving Metrocall Corporation, the "Surviving Corporations."

         Section 1.2 Effective Time of the Merger.

         The Merger shall become effective at such time and date (the "Effective Time") as shall be stated in appropriate certificates of merger with respect to the Metrocall Merger and the Arch Merger (which time and date shall be identical for each merger), respectively, in form mutually acceptable to Metrocall and Arch and executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"), concurrently with the closing of the Transactions in accordance with Section 2.12.

         Section 1.3 Certificates of Incorporation. (a) The certificate of incorporation of the Surviving Metrocall Corporation shall be amended as of the Effective Time such that it is identical to the certificate of incorporation of Metrocall Acquiring Sub as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the DGCL, except that references to the name of the Surviving Metrocall Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

            (b) The certificate of incorporation of the Surviving Arch Corporation shall be amended as of the Effective Time such that it is identical to the certificate of incorporation of Arch Acquiring Sub as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the DGCL, except that references to the name of the Surviving Arch Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

         Section 1.4 Bylaws. (a) The bylaws of the Surviving Metrocall Corporation shall be amended as of the Effective Time such that they are identical to the bylaws of Metrocall Acquiring Sub as in effect immediately prior to the Effective Time, and (subject to Section 6.9 hereof) thereafter may be amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Metrocall Corporation and the DGCL, except that references to the name of the Surviving Metrocall Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

            (b) The bylaws of the Surviving Arch Corporation shall be amended as of the Effective Time such that they are identical to the bylaws of Arch Acquiring Sub as in effect immediately prior to the Effective Time, and (subject to Section 6.9 hereof) thereafter may be amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Arch Corporation and the DGCL, except that references to the name of the Surviving Arch Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

         Section 1.5 Officers. (a) The officers of the Surviving Metrocall Corporation after the Effective Time shall be the officers of Metrocall Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

            (b) The officers of the Surviving Arch Corporation after the Effective Time shall be the officers of Arch Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

         Section 1.6. Directors. (a) The directors of the Surviving Metrocall Corporation after the Effective Time shall be the directors of Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

            (b) The directors of the Surviving Arch Corporation after the Effective Time shall be the directors of Arch Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

         Section 1.7 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

            (a) all of the property, rights, privileges, powers and franchises of Metrocall and Metrocall Acquiring Sub shall vest in the Surviving Metrocall Corporation, and all debts, liabilities and duties of Metrocall and Metrocall Acquiring Sub shall become the debts, liabilities and duties of the Surviving Metrocall Corporation; and

            (b) all of the property, rights, privileges, powers and franchises of Arch and Arch Acquiring Sub shall vest in the Surviving Arch Corporation, and all debts, liabilities and duties of Arch and Arch Acquiring Sub shall become the debts, liabilities and duties of the Surviving Arch Corporation.

                                   ARTICLE II
                      CONVERSION AND EXCHANGE OF SECURITIES

         Section 2.1 Effect on Capital Stock. (a) Metrocall Common Stock. At the Effective Time, by virtue of the Metrocall Merger and without any action on the part of any holder of capital stock of Metrocall or any holder of capital stock of Metrocall Acquiring Sub:

                (i) (A) Subject to Sections 2.1(a)(ii), 2.1(a)(v), 2.3, 2.4 and 2.10, each share of common stock, par value $0.01 per share, of Metrocall ("Metrocall Common Stock") issued and outstanding immediately prior to the Effective Time with respect to which an election has been effectively made and not revoked or lost pursuant to Section 2.3 or deemed made pursuant to Section
2.4 (collectively, the "Electing Shares") shall be converted into the right to receive an amount equal to $75.00 (the "Cash Election Price"), in cash, without interest. (B) Subject to Sections 2.1(a)(ii), 2.1(a)(v), 2.3, 2.4 and 2.10, each share of Metrocall Common Stock (other than Electing Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.876 shares (the "Metrocall Exchange Ratio") of common stock, par value $0.0001 per share, of Parent ("Parent Common Stock"). The shares of Parent Common Stock to be issued and cash payable upon the conversion of shares of Metrocall Common Stock pursuant to this Section 2.1(a)(i) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.10 are referred to collectively as "Metrocall Merger Consideration". All shares of Parent Common Stock issued pursuant to this Section 2.1(a)(i) shall be duly authorized, validly issued and free of preemptive rights, with no personal liability attaching to the ownership of such shares. All shares of Metrocall Common Stock converted into shares of Parent Common Stock or cash pursuant to this Section 2.1(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights, except the right to receive cash, Parent Common Stock to be issued and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.10, in consideration for such shares upon the surrender of such certificate in accordance with this
Article II, without interest.

                (ii) All shares of Metrocall Common Stock that are owned by Metrocall as treasury stock and any shares of Metrocall Common Stock owned by Arch or any Subsidiary of Arch immediately prior to the Effective Time, other than shares under any existing employee benefit plan which are held by either Company as trustee, shall be canceled and retired and shall cease to exist and no share capital of Parent or other consideration shall be delivered in exchange therefore.

                (iii) Each share of common stock, par value $0.01 per share, of Metrocall Acquiring Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Metrocall Corporation.

                (iv) If any shares of Metrocall Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Metrocall, then any shares of Parent Common Stock issued in exchange for such shares of Metrocall Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends, except that this Section 2.1(a)(iv) shall not apply to any such shares that, pursuant to the terms of the applicable agreement, certificate or other governing instrument, would otherwise be vested or freed of such repurchase option, risk of forfeiture or other condition as a result of the Transactions. Metrocall shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                (v) Notwithstanding anything in this Agreement to the contrary, shares of Metrocall Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 ("Section 262") of the DGCL ("Appraisal Shares") shall not be converted into Metrocall Merger Consideration as provided in
Section 2.1(a)(i), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to no longer be Appraisal Shares and, instead, shall be deemed to be Non-Electing Shares, to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Metrocall Merger Consideration as provided in Section 2.1(a)(i).

            (b) Metrocall Stock Options, Warrants and Unissued Shares Under the Metrocall Plan of Reorganization. (i) Metrocall Stock Options. At the Effective Time, all options to purchase shares of Metrocall Common Stock (each, a "Metrocall Stock Option") which are then outstanding and unexercised shall cease to represent a right to acquire shares of Metrocall Common Stock and shall be converted automatically into an option to acquire, on the same terms and conditions as were otherwise applicable under the Metrocall Stock Option, shares of Parent Common Stock as set forth below. From and after the Effective Time (i) the number of shares of Parent Common Stock purchasable upon exercise of each outstanding converted Metrocall Stock Option shall be equal to the product of (x) the number of shares of Metrocall Common Stock that were purchasable upon exercise of such converted Metrocall Stock Option immediately prior to the Effective Time and (y) the Metrocall Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, and (ii) the exercise price per share of Parent Common Stock under each converted Metrocall Stock Option shall be obtained by dividing (x) the exercise price per share of Metrocall Common Stock of such converted Metrocall Stock Option immediately prior to the Effective Time by (y) the Metrocall Exchange Ratio, rounded down to the nearest cent; provided, however, that in the case of any Metrocall Stock Option to which
Section 421 of the Code, applies by reason of its qualification under Section 422 of the Code, the exercise price per share, the number of shares subject to such Metrocall Stock Option and the terms and conditions of exercise of such Metrocall Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Unless otherwise elected by Metrocall prior to the Effective Time, Parent shall assume Metrocall's obligations with respect to each outstanding Metrocall Stock Option in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Metrocall Stock Option, would be such a corporation were Section 424 of the Code applicable to such Metrocall Stock Option; and, if not so otherwise elected, after the Effective Time, all references to Metrocall in the Metrocall Option Plan and the applicable Metrocall Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Metrocall Option Plan as of the Effective Time by virtue of this Agreement and without any further action on the part of Parent or Metrocall. Each Metrocall Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Metrocall Option Plan and such Metrocall Stock Option as in effect immediately prior to the Effective Time. Metrocall and Arch shall use, and shall cause Parent to use, all reasonable efforts to ensure that Metrocall Stock Options intended to qualify as incentive stock options under
Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Prior to the Effective Time, the Metrocall Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

                (i) Metrocall Warrants. At the Effective Time, all warrants to purchase shares of Metrocall Common Stock (each, a "Metrocall Warrant") which are then outstanding and unexercised shall no longer be exercisable for Metrocall Common Stock and shall thereafter be exercisable for Parent Common Stock in accordance with the terms and conditions of the applicable Metrocall Warrants. From and after the Effective Time (i) the number of shares of Parent Common Stock purchasable upon exercise of each outstanding converted Metrocall Warrant shall be equal to the product of (x) the number of shares of Metrocall Common Stock that were purchasable upon exercise of such converted Metrocall Warrant immediately prior to the Effective Time and (y) the Metrocall Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, and (ii) the exercise price per share of Parent Common Stock under each converted Metrocall Warrant shall be obtained by dividing (x) the exercise price per share of Metrocall Common Stock of such converted Metrocall Warrant immediately prior to the Effective Time by (y) the Metrocall Exchange Ratio, rounded down to the nearest cent.

                (ii) Unissued Shares Under the Metrocall Plan of Reorganization. At the Effective Time, all rights, contingent or otherwise, to receive shares of Metrocall Common Stock, which are not yet issued and outstanding, pursuant to a distribution under the Metrocall Plan of Reorganization (each, a "Metrocall Stock Right"), shall no longer be rights with respect to Metrocall Common Stock and shall thereafter be rights to receive a number of shares of Parent Common Stock equal to the number of shares of Metrocall Common Stock such Metrocall Stock Right would be entitled to receive multiplied by the Metrocall Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, subject to the same terms and conditions of the Metrocall Plan of Reorganization as were otherwise applicable to the Metrocall Stock Rights. Prior to the Effective Time, the Metrocall Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

            (c) Arch Common Stock. At the Effective Time, by virtue of the Arch Merger and without any action on the part of any holder of capital stock of Arch or any holder of capital stock of Arch Acquiring Sub:

                (i) Subject to Sections 2.1(c)(ii) and 2.10, each share of "Class A" common stock, par value $0.0001 per share, of Arch ("Arch Common Stock") shall be converted into the right to receive one share (the "Arch Exchange Ratio" and, together with the Metrocall Exchange Ratio, the "Exchange Ratios") of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Section 2.1(c)(i) are referred to collectively as "Arch Merger Consideration" and, together with the Metrocall Merger Consideration, the "Merger Consideration." All shares of Parent Common Stock issued pursuant to this Section 2.1(c)(i) shall be duly authorized, validly issued and free of preemptive rights, with no personal liability attaching to the ownership of such shares. All shares of Arch Common Stock converted into shares of Parent Common Stock pursuant to this Section 2.1(c)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights, except the right to receive Parent Common Stock to be issued, in consideration for such shares upon the surrender of such certificate in accordance with this Article II, without interest.

                (ii) All shares of Arch Common Stock that are owned by Arch as treasury stock and any shares of Arch Common Stock owned by Metrocall or any Subsidiary of Metrocall immediately prior to the Effective Time, other than shares under any existing employee benefit plan which are held by either Company as trustee, shall be canceled and retired and shall cease to exist and no share capital of Parent or other consideration shall be delivered in exchange therefore.

                (iii) Each share of common stock, par value $0.01 per share, of Arch Acquiring Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Arch Corporation.

                (iv) If any shares of Arch Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Arch, then the shares of Parent Common Stock issued in exchange for such shares of Arch Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends, except that this Section 2.1(c)(iv) shall not apply to any such shares that, pursuant to the terms of the applicable agreement, certificate or other governing instrument, would otherwise be vested or freed of such repurchase option, risk of forfeiture or other condition as a result of the Transactions. Arch shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

            (d) Arch Stock Options and Unissued Shares Under the Arch Plan of Reorganization. (i) Arch Stock Options. At the Effective Time, all options to purchase shares of Arch Common Stock (each, an "Arch Stock Option") which are then outstanding and unexercised shall cease to represent a right to acquire shares of Arch Common Stock and shall be converted automatically into an option to acquire, on the same terms and conditions as were otherwise applicable under the Arch Stock Option, the number of shares of Parent Common Stock equal to the number of shares of Arch Common Stock subject to such Arch Stock Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Arch Stock Option immediately prior to the Effective Time; provided, however, that in the case of any Arch Stock Option to which Section 421 of the Code, applies by reason of its qualification under
Section 422 of the Code, the exercise price per share, the number of shares subject to such Arch Stock Option and the terms and conditions of exercise of such Arch Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Unless otherwise elected by Arch prior to the Effective Time, Parent shall assume Arch's obligations with respect to each outstanding Arch Stock Option in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Arch Stock Option, would be such a corporation were Section 424 of the Code applicable to such Arch Stock Option; and, if not so otherwise elected, after the Effective Time, all references to Arch in the Arch Stock Plan and the applicable Arch Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Arch Stock Plan as of the Effective Time by virtue of this Agreement and without any further action on the part of Parent or Arch. Each Arch Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Arch Stock Plan and the applicable Arch Stock Option as in effect immediately prior to the Effective Time. Metrocall and Arch shall use, and shall cause Parent to use, all reasonable efforts to ensure that Arch Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Prior to the Effective Time, the Arch Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

                (ii) Unissued Shares Under the Arch Plan of Reorganization. At the Effective Time, all rights, contingent or otherwise, to receive shares of Arch Common Stock, which are not yet issued and outstanding, pursuant to a distribution under the Arch Plan of Reorganization (each, an "Arch Stock Right"), including pursuant to the Arch Stock Plan, shall no longer be rights with respect to Arch Common Stock and shall thereafter be rights to receive the same number of shares of Parent Common Stock, subject to the same terms and conditions of the Arch Plan of Reorganization and, as applicable, the Arch Stock Plan as were otherwise applicable to the Arch Stock Rights. Prior to the Effective Time, the Arch Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

            (e) Parent Actions with Respect to Stock Options, Stock Rights and Warrants. (i) Prior to the Effective Time, Parent shall reserve for issuance and shall make available for issuance in accordance with Sections 2.1(b) and 2.1(d) the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under Sections 2.1(b) and 2.1(d). With respect to the Arch Stock Plan and Metrocall Option Plan to be assumed by Parent, Parent shall take all corporate action necessary or appropriate to, as soon as reasonably practicable after the Effective Time, file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to options granted under such plans to the extent required under applicable law in order for such shares to be sold without restriction, and Parent shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as such benefits and grants remain payable and such options under such plans remain outstanding.

                (ii) As soon as practicable after the Effective Time, Parent shall cause to be delivered to all holders of Metrocall Stock Options, to the extent the holder thereof possesses such Metrocall Stock Options pursuant to the Metrocall Option Plan, appropriate notices setting forth such holders' rights pursuant to the Metrocall Option Plan (as defined in Section 4.2(a)) and agreements evidencing the grants of such Metrocall Stock Options. To the extent permitted by law, Parent shall comply with the terms of the Metrocall Option Plan and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, the Metrocall Option Plan, to have the Metrocall Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

                (iii) As soon as practicable after the Effective Time, Parent shall cause to be delivered to all holders of Arch Stock Rights, to the extent the holder thereof possesses such Arch Stock Rights pursuant to the Arch Stock Plan, and Arch Stock Options, as the case may be, appropriate notices setting forth such holders' rights pursuant to the Arch Stock Plan and agreements evidencing the grants of such and Arch Stock Rights and Arch Stock Options, as applicable. To the extent permitted by law, Parent shall comply with the terms of the Arch Stock Plan and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, the Arch Stock Plan, to have the Arch Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

                (iv) As soon as practicable after the Effective Time, Parent shall cause to be delivered to all holders of Metrocall Warrants appropriate notices setting forth such holders' rights pursuant thereto.

            (f) Cancellation of Parent Stock. The shares of capital stock of Parent owned by Metrocall and Arch immediately prior to the Effective Time will be canceled at the Effective Time.

         Section 2.2 Exchange Fund. Concurrently with or prior to the Effective Time, Metrocall and Arch shall jointly designate a duly qualified bank or trust company to act as agent (the "Exchange Agent") for purposes of exchanging certificates which immediately prior to the Effective Time represented shares of Arch Common Stock or shares of Metrocall Common Stock ("Certificates") for the applicable Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Certificates, certificates representing the Parent Common Stock issuable pursuant to Sections 2.1(a) and 2.1(c) upon conversion of outstanding shares of Arch Common Stock and Metrocall Common Stock, cash for payment of the Cash Election Price with respect to the Electing Shares and cash for payment of any fractional shares referred to in Section 2.10. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

         Section 2.3 Elections. (a) Each Person who, immediately prior to the Effective Time, is (i) a record holder of shares of Metrocall Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional election to receive cash in exchange for such shares or (ii) a holder of vested Metrocall Stock Options giving an irrevocable notice of exercise of such Metrocall Stock Options prior to the Effective Time, subject only to the Closing, shall be entitled to make an election to receive cash in exchange for the shares of Metrocall Common Stock issuable upon exercise of such Metrocall Stock Options.

            (b) Parent shall, or shall cause the Exchange Agent to, prepare and mail a form of election (the "Form of Election") with the Joint Proxy Statement/Prospectus (as defined in Section 3.16) to holders of Metrocall Common Stock of record (other than shares of Metrocall Common Stock to be cancelled pursuant to Section 2.1(a)(ii)) and holders of vested Metrocall Stock Options as of the record date for the meeting of stockholders of Metrocall (the "Metrocall Stockholders Meeting") to obtain the Metrocall Stockholders Approval (as defined in Section 4.4(d)), which shall be used by each such holder who wishes to elect to receive the Cash Election Price for any or all shares of Metrocall Common Stock held by such holder as of immediately prior to the Effective Time. Prior to the record date of the Metrocall Stockholders Meeting, the Metrocall Board or a committee thereof shall establish procedures for holders of vested Metrocall Stock Options to give an irrevocable notice of exercise of such Metrocall Stock Options, to deposit funds for the exercise thereof, to make the cash election and to provide for netting of funds to be received pursuant to the cash election against funds to be deposited for the exercise of such Metrocall Stock Options. In addition, Parent shall use its reasonable best efforts to make the Form of Election and the Joint Proxy Statement/Prospectus available to all Persons who become holders of Metrocall Common Stock or Metrocall Stock Options during the period between such record date and the Election Date. Any such election to receive the Cash Election Price will be properly made only if (i) the Exchange Agent has received a Form of Election at its designated office, by 5:00 p.m., New York City time, on (A) the Business Day immediately preceding the date of the Metrocall Stockholders Meeting or (B) any later date as to which Metrocall may provide, in consultation with Arch (the "Election Date") (which date Parent shall publicly announce as soon as practicable but in no event less than five Business Days prior to the Election Date), provided that the Companies shall agree to any Election Date, and notice thereof, required to comply with any legal requirements with respect thereto, and (ii) such Form of

Election is properly completed and signed and, in the case of holders of Metrocall Common Stock, accompanied by certificates for the shares of Metrocall Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Metrocall (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three Business Days after the date of execution of such guarantee of delivery). A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts.

            (c) Any Form of Election may be revoked by the holder of Metrocall Common Stock submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Metrocall and Arch that the Merger has been abandoned. If a Form of Election is so revoked, in the case of a holder of Metrocall Common Stock submitting such Form of Election to the Exchange Agent, the certificate or certificates (or guarantee of delivery, as appropriate) for the shares of Metrocall Common Stock to which such Form of Election relates shall be promptly returned to such holder.

            (d) The Exchange Agent may, with the agreement of Metrocall, in consultation with Arch, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for in this Section 2.3 and in
Section 2.4 as shall be necessary or desirable to fully effect such elections with respect to Metrocall Common Stock and Metrocall Stock Options.

            (e) The Exchange Agent shall have discretion to determine whether or not an election to receive the Cash Election Price has been properly made or revoked pursuant to this Section 2.3 with respect to shares of Metrocall Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price was not properly made with respect to shares of Metrocall Common Stock, such shares shall be treated by the Exchange Agent as shares that were not Electing Shares at the Effective Time, and subject to the provisions of Sections 2.1(a)(v), 2.4 and 2.10, such shares shall be exchanged in the Merger for shares of Parent Common Stock pursuant to Section 2.1(a)(i)(B). If the Exchange Agent determines that any contingent election to receive the Cash Election Price was not properly made with respect to Metrocall Stock Options, such contingent election shall be deemed as not made and such Metrocall Stock Options shall be exchanged in the Merger for options to purchase Parent Common Stock pursuant to Section 2.1(b). The Exchange Agent shall also make all computations as to the allocation and the pro-ration, including the determination of the deemed elections contemplated by
Section 2.4 and any such computation and deemed elections shall be conclusive and binding on the holders of Metrocall Common Stock and Metrocall Stock Options.

         Section 2.4 Allocation of Cash and Parent Common Stock. (a) Election Number. Two million (2,000,000) (the "Election Number") shares of Metrocall Common Stock, including shares of Metrocall Common Stock issuable upon exercise of Metrocall Stock Options as provided in Section 2.3(a), shall be converted into the right to receive the Cash Election Price at the Effective Time.

            (b) Excess Electing Shares. If the number of Electing Shares exceeds the Election Number, then shares of Metrocall Common Stock other than the Electing Shares and Appraisal Shares (collectively, the "Non-Electing Shares") shall be converted into shares of Parent Common Stock in accordance with Section 2.1(a)(i)(B) and Electing Shares shall be converted into the right to receive the Cash Election Price or shares of Parent Common Stock in accordance with Sections 2.1(a)(i)(A) and 2.1(a)(i)(B) in the following manner:

                (i) A proration factor (the "Excess Proration Factor") shall be determined by dividing the Election Number by the total number of Electing Shares.

                (ii) The number of Electing Shares covered by an Election to be converted into the right to receive the Cash Election Price shall be determined by multiplying the Excess Proration Factor by the total number of Electing Shares covered by such Election.

                (iii) All Electing Shares other than those shares converted into the right to receive the Cash Election Price in accordance with Section 2.4(b)(ii) shall be converted into shares of Parent Common Stock in accordance with Section 2.1(a)(i)(B), subject to Section 2.10.

            (c) Deemed Elections. If the number of Electing Shares is less than or equal to the Election Number, then all Electing Shares shall be converted into the right to receive the Cash Election Price in accordance with Section 2.1(a)(1)(A) and the Non-Electing Shares shall be converted into the right to receive either the (i) Cash Election Price and the holders thereof shall be deemed to have properly made an election with respect to such shares or (ii) shares of Parent Common Stock in accordance with Sections 2.1(a)(1)(A) and 2.1(a)(1)(B) in the following manner:

                (i) A proration factor (the "Deemed Election Proration Factor") shall be determined by dividing (A) the Election Number minus the total number of Electing Shares by (B) the total number of Non-Electing Shares.

                (ii) The number of Non-Electing Shares of each stockholder to be converted into the right to receive the Cash Election Price and deemed to have properly made an election with respect to such shares shall be determined by multiplying the Deemed Election Proration Factor by the total number of Non-Electing Shares held by such stockholder.

                (iii) All Non-Electing Shares other than those shares converted into the right to receive the Cash Election Price in accordance with Sections 2.4(c)(ii) shall be converted into shares of Parent Common Stock in accordance with Section 2.1(a)(1)(B), subject to Section 2.10.

         Section 2.5 Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail or make available to Cede & Co. and, as appropriate, each holder of record of a Certificate or Certificates which immediately prior to the

Effective Time represented outstanding shares of Arch Common Stock whose shares were converted into the right to receive the Arch Merger Consideration and each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Metrocall Common Stock whose shares were converted into the right to receive the Metrocall Merger Consideration, a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for cash or shares of Parent Common Stock deliverable in respect thereof pursuant to this Article II. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Metrocall Common Stock and Arch Common Stock surrendered to it and held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Metrocall Common Stock and Arch Common Stock for the account of the Persons entitled thereto.

         Section 2.6 Right to Receive Merger Consideration. (a) Each holder of shares of Arch Common Stock or Metrocall Common Stock that have been converted into a right to receive Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares of Arch Common Stock or Metrocall Common Stock, will be entitled to receive the applicable Merger Consideration as set forth in Section 2.1(a) or Section 2.1(c), as applicable. Until so surrendered, each share of Arch Common Stock or Metrocall Common Stock shall, after the Effective Time, represent for all purposes, only the right to receive the applicable Merger Consideration and any other amounts payable pursuant to
Section 2.9. If any Merger Consideration is to be issued to a Person other than the registered holder of the Arch Common Stock or Metrocall Common Stock represented by the Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Arch Common Stock or Metrocall Common Stock or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (b) Notwithstanding anything to the contrary contained in this
Article II, Certificates surrendered for exchange by any affiliate (as defined in Section 6.5) of Arch or Metrocall shall not be exchanged until the later of
(a) the date Parent has received an Affiliate Agreement (as defined in Section 6.5) from such affiliate, or (b) the date shares of Parent Common Stock issuable to such affiliate are transferable pursuant to the Affiliate Agreement regardless of whether such agreement was executed by the affiliate.

         Section 2.7 Stock Transfer Books. As of the Effective Time, there shall be no further registration of transfers of shares of Arch Common Stock or Metrocall Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to either Surviving Arch Corporation or Surviving Metrocall Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II. At the close of business on the Closing Date, the stock ledger of Arch with respect to the issuance of Arch Common Stock and the stock ledger of Metrocall with respect to the issuance of Metrocall Common Stock shall be closed.

            Section 2.8 Release of Exchange Fund. From and after the first anniversary of the Effective Time, any portion of the Exchange Fund that remains unclaimed by the holders of shares of Arch Common Stock and Metrocall Common Stock shall be returned to Parent upon demand. Any such holder who has not delivered his shares of Arch Common Stock or Metrocall Common Stock to the Exchange Agent in accordance with this Article II prior to that time shall thereafter look only to Parent for issuance of shares of Parent Common Stock in respect of shares of Arch Common Stock or Metrocall Common Stock, respectively. Notwithstanding the foregoing, neither Parent nor Surviving Arch Corporation nor Surviving Metrocall Corporation shall be liable to any holder of shares of Arch Common Stock or Metrocall Common Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws.

            Section 2.9 Distributions with Respect to Unexchanged Shares. No dividends, interest or other distributions with respect to shares of Parent Common Stock issuable with respect to Arch Common Stock or Metrocall Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Article II. Upon such surrender, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

            Section 2.10 No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing less than one share of Parent Common Stock shall be issued in the Merger, and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Metrocall Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Cash Election Price, without interest.

            Section 2.11 Adjustments To Exchange Ratios and Cash Election Price.

                  (a) The Exchange Ratios were reached upon the basis that, after giving effect to the exchange of the Election Number of shares of Metrocall Common Stock, including shares of Metrocall Common Stock issuable upon exercise of Metrocall Warrants, Metrocall Stock Rights and Metrocall Stock Options, for the Cash Election Price, the Metrocall Fully Diluted Shares would be exchanged for 27.5% of the Parent Fully Diluted Shares and the Arch Fully Diluted Shares would be exchanged for 72.5% of the Parent Fully Diluted Shares. To the extent that (i) any inaccuracy of a representation or warranty in Section
3.2 or 4.2 and/or (ii) an increase in the Arch Fully Diluted Shares in accordance with Schedule 3.2 is determined to have resulted in a failure of the Exchange Ratios to result in the percentage stockholding described in the preceding sentence, then the Metrocall Exchange Ratio shall be adjusted accordingly. To the extent any such change in the Metrocall Exchange Ratio results from an inaccuracy of a representation or warranty in Section 4.2, the Cash Election Price shall be adjusted in proportion to the adjustment to the Metrocall Exchange Ratio. "Parent Fully Diluted Shares" shall mean the outstanding equity of Parent to be exchanged for the outstanding equity of Metrocall and Arch as of the Effective Time, comprised of all issued and outstanding shares of Parent Common Stock, whether restricted or unrestricted, shares of Parent Common Stock reserved for issuance upon exercise of issued and outstanding options and warrants, whether vested or unvested, and shares of Parent Common Stock reserved for issuance in exchange for shares of Metrocall Common Stock and Arch Common Stock contemplated to be issued under the Metrocall Plan of Reorganization and the Arch Plan of Reorganization, respectively, but not including the shares of Parent Common Stock reserved for issuance under the equity incentive plan to be established by the Parent Board as contemplated in Section 6.11(f).

                  (b) The Metrocall Exchange Ratio and the Cash Election Price shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Metrocall Common Stock or Arch Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Metrocall Common Stock or Arch Common Stock occurring on or after the date hereof and prior to the Effective Time.

            Section 2.12 Closing. The closing (the "Closing") of the Transactions shall take place simultaneously at the offices of Schulte Roth & Zabel LLP, located at 919 Third Avenue, New York, New York 10022, as promptly as practicable (but in any event within five Business Days) following the date on which the last of the conditions set forth in Article VII is fulfilled (other than conditions contemplated to be fulfilled on the Closing Date) or waived or at such other time and place as Metrocall and Arch shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

            Section 2.13 Lost, Stolen, Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock or cash, as applicable, into which the shares of Arch Common Stock or Metrocall Common Stock represented by such Certificates were converted, pursuant to Section 2.1, cash for fractional shares, if any, as may be required pursuant to Section 2.10 and any dividends or distributions payable pursuant to Section 2.9; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Metrocall Corporation, the Surviving Arch Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            Section 2.14 Taking of Necessary Action; Further Action.

                  (a) If any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent, the Surviving Metrocall Corporation or the Surviving Arch Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent, Metrocall, Metrocall Acquiring Sub, Arch and Arch Acquiring Sub to the extent contemplated by this Agreement, the officers and directors of Parent, Metrocall,

Metrocall Acquiring Sub, Arch and Arch Acquiring Sub immediately prior to the Effective Time will take all such lawful and necessary action.

                  (b) If, at any time after the Effective Time, Parent shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in the Surviving Metrocall Corporation or the Surviving Arch Corporation its right, title or interest in or under any of the rights, properties, or assets of Metrocall or Arch acquired or to be acquired by the Surviving Metrocall Corporation or the Surviving Arch Corporation, respectively, as a result of, or in connection with, the Transactions, or (ii) otherwise carry out the purposes of this Agreement, Metrocall or Arch and its proper officers and directors shall be deemed to have granted to the Surviving Metrocall Corporation or the Surviving Arch Corporation, respectively, an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary to proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Metrocall Corporation or the Surviving Arch Corporation, respectively, and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Parent, the Surviving Metrocall Corporation or the Surviving Arch Corporation are fully authorized in the name of Metrocall, Arch or otherwise to take any and all such action.

            Section 2.15 Required Withholding. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Arch Common Stock or Metrocall Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF ARCH

            Except as disclosed in the Arch SEC Reports (as defined in Section 3.5) or as set forth in the disclosure schedule delivered by Arch to Metrocall prior to the execution of this Agreement (the "Arch Disclosure Schedule"), Arch represents and warrants to Metrocall that:

            Section 3.1 Organization and Qualification.Arch is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Arch is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have an Arch Material Adverse Effect (as defined below). True, accurate and complete copies of Arch's certificate of incorporation, as amended (the "Arch Certificate of Incorporation") and bylaws, as amended (the "Arch Bylaws"), in each case as in effect the date hereof, including all amendments thereto, have been delivered to Metrocall. Arch is not in default in any respect in the performance, observation or fulfillment of any provision of the Arch Certificate of Incorporation or Arch Bylaws. For purposes of this Agreement, "Arch Material Adverse Effect" means any event, development, change or effect that, individually or when taken together with all other such events, developments, changes or effects, (x) is or would reasonably be expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of Arch and its Subsidiaries (as defined in
Section 3.3), taken as a whole or (y) prevents Arch from complying with its obligations under this Agreement; provided, that none of the following shall be taken into account in determining whether there has been or is an Arch Material Adverse Effect: (i) any change in the market price or trading volume of Arch Common Stock; (ii) any failure by Arch to meet internal projections or forecasts or published revenue or earnings predictions; or (iii) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income or disruption of business relationships) arising from or attributable or relating to (1) the announcement or pendency of the Transactions, (2) conditions generally affecting the industry or industry sector in which Arch or any of its Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where Arch or any of its Subsidiaries has material operations or sales (which changes in each case do not disproportionately and adversely affect Arch or its Subsidiaries in any material respect), (3) legal, accounting, investment banking or other fees or expenses incurred solely in connection with the Transactions, (4) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under the terms of employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in each case that are in existence as of the date of this Agreement and, on or prior to the date of this Agreement, were made available or disclosed to Metrocall, (5) compliance with the terms of, or the taking of any action required by, this Agreement, (6) the taking of any action expressly approved or consented to by Metrocall, (7) any change in accounting requirements or principles or any change in generally applicable laws or the interpretation thereof, or (8) any action required to be taken under generally applicable laws or agreements.

            Section 3.2 Capitalization.

                  (a) The authorized capital stock of Arch consists of 50,000,000 shares of Arch Common Stock, and 50,000,000 shares of common stock, par value $0.001 per share ("Arch Unclassified Common Stock"). As of the date hereof, (i) 19,480,974 shares of Arch Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Arch Unclassified Common Stock were issued and outstanding, (iii) 249,996 shares of Arch Common Stock were reserved for issuance upon exercise of options issued pursuant to the Arch's 2002 Stock Incentive Plan, as amended (the "Arch Stock Plan"), (iv) no shares of Arch Common Stock were reserved for issuance upon exercise of outstanding warrants and options issued other than under the Arch Stock Plan, and (v) 519,026 shares of Arch Common Stock were reserved for issuance under Arch's First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 13, 2002, as modified and approved by order of the United States Bankruptcy Court for the District of Massachusetts, dated May 4, 2002 (the "Arch Plan of Reorganization"), including certain shares the issuance of which is to be made through the Arch Stock Plan (the Shares of Arch Common Stock referred to in the foregoing clauses (i) - (v), collectively, subject to adjustment as set forth in Schedule 3.2, the "Arch Fully Diluted Shares"). Arch has filed with the SEC or previously made available to Metrocall (i) a complete and correct copy of the Arch Stock Plan, (ii) the weighted average exercise price for all options outstanding as of the date hereof, and (iii) complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of such options.

                  (b) Except as set forth in subsection (a) above or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, and also including any rights plan or other anti-takeover agreement, obligating Arch or any of its Subsidiaries to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire or cause to be issued, delivered, sold, transferred, redeemed, repurchased, or otherwise acquired, any shares of the capital stock of Arch or obligating Arch or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Arch or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Arch. The Arch Stock Plan does not (i) prohibit the assumption of such Arch Stock Plan (and the options granted thereunder) by Parent and the substitution of Parent Common Stock as provided in Section 2.1(d) of this Agreement and does not require the consent or approval of the holders of the outstanding options under the Arch Stock Plan, the stockholders of Arch, or any other Person in order to effect such assumption and substitution or (ii) require the acceleration of the exercise schedule or vesting provisions currently in effect for such options.


            Section 3.3 Subsidiaries. Identified in Section 3.3 of the Arch Disclosure Schedule is each direct and indirect Subsidiary of Arch. Other than such Subsidiaries, Arch does not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other entity. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in an Arch Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Arch are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Arch, free and clear of any liens, claims or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any Subsidiary of Arch, including any right of conversion or exchange under any outstanding security, instrument or agreement. Arch has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect (other than as set forth in this Agreement) under which it may become obligated to make any future investment in, or capital contribution to, any other Person. As used in this Agreement, (i) the term "Subsidiary" means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the voting stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity; and (ii) the term "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

            Section 3.4 Authority; Non-Contravention; Approvals. x) Arch has full corporate power and authority to enter into this Agreement and any other agreement executed and delivered in connection herewith (collectively, the "Ancillary Agreements") to which Arch is or will be a party and, subject to the Arch Stockholders' Approval (as defined in Section 3.4(d)) and the Arch Required Statutory Approvals (as defined in Section 3.4(c)), to consummate the Transactions. This Agreement and the Ancillary Agreements to which Arch is or will be a party have been duly and validly approved by the Arch Board, and no other corporate proceeding on the part of Arch is necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreements, and, except for the Arch Stockholders' Approval, the consummation by Arch of the Transactions. This Agreement and the Ancillary Agreements to which Arch is or will be a party have been duly executed and delivered by Arch and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and legally binding agreements of Arch, enforceable against it in accordance with their terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

                  (b) The execution and delivery of this Agreement and the Ancillary Agreements to which Arch is or will be a party by Arch do not, and the consummation of the Transactions will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate obligations of Arch under, or result in a right of any other Person to terminate or to accelerate obligations of Arch under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Arch or any of its Subsidiaries under, or result in any penalty or modification or otherwise affect, any of the terms, conditions or provisions of, (i) the respective charters or by-laws of Arch or any of its Subsidiaries, (ii) other than as provided in Section 3.4(c), and subject to obtaining (prior to the Effective
Time) the Arch Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Arch or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Arch or any of its Subsidiaries is now a party or by which Arch or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have an Arch Material Adverse Effect.

                  (c) Except for (i) the filing of the Registration Statement and Joint Proxy Statement/Prospectus (as such terms are defined in Section 3.16) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC, (ii) the making of the Merger Filing,
(iii) any required filings with or approvals from the Nasdaq National Market ("Nasdaq"), (iv) all filings and approvals required to be made with or received from a governmental agency, and the termination or expiration of any waiting periods imposed, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Sherman Act and the Clayton Act and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"),
(v) all filings and approvals required to be made with or received from the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), the rules, regulations and policies of the FCC (the "FCC Regulations") or any other Federal, state or foreign statutes, rules, regulations, orders or decrees regulating or relating to the paging business or the telecommunications business (the "Telecommunications Laws"), (vi) all filings and approvals required to be made or received in connection with any state securities or "blue sky" laws, and
(vii) all other filings and approvals required to be made with or received from any local, state or Federal governmental authorities required for a change in ownership of transmission sites (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the "Arch Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent, waiver or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Arch or the consummation by Arch of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, waivers or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have an Arch Material Adverse Effect.

                  (d) The only vote of the holders of any class or series of capital stock of Arch that will be necessary to consummate the Arch Merger and the other Transactions is the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Arch Common Stock on the record date (the "Arch Stockholders' Approval").

            Section 3.5 Reports and Financial Statements.Since May 29, 2002, Arch has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, each of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Other than Parent, Arch Acquiring Sub and Metrocall Acquiring Sub with respect to the Transactions, no Subsidiary of Arch is required to file any form, report or other document with the SEC. Arch has previously made available to Metrocall, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Arch 10-K"), as filed with the SEC, (b) proxy and information statements relating to
(i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting, in each case from May 29, 2002 until the date hereof, and (c) all other reports, including annual reports, quarterly reports, and registration statements filed by Arch with the SEC since May 29, 2002 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Arch SEC Reports"). As of their respective dates, the Arch SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements of Arch included in the Arch 10-K (collectively, the "Arch Financial Statements"), have been prepared from, and are in accordance with, the books and records of Arch, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, the consolidated financial position of Arch and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in financial position, if any for the periods then ended.

            Section 3.6 Employee Benefit Plans; Labor Matters; No Parachute Payments.(a) Section 3.6(a) of the Arch Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, profit sharing, cash or stock based incentive, deferred compensation, retiree medical or life insurance, supplemental, retirement, severance, retention, employment, change in control, vacation, unemployment compensation, workers compensation or other benefit plans, programs or arrangements, whether legally enforceable or not and whether written or oral, to which Arch or any of its Subsidiaries is a party, with respect to which Arch or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Arch or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Arch or any of its Subsidiaries (collectively, the "Arch Benefit Plans"). With respect to each Arch Benefit Plan, Arch has delivered, or prior to Closing will deliver, or make available to Metrocall a true, complete and correct copy of (i) such Arch Benefit Plan and all amendments thereto and the most recent summary plan description related to such Arch Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Arch Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to such Arch Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Arch Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to such Arch Benefit Plan, if it is qualified under Section 401(a) of the Code, and
(vi) a description setting forth the amount of any material liability of Arch or its Subsidiaries as of the Closing Date for payments more than 30 days past due. Neither Arch nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any contract or
agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Arch Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

                  (b) Neither Arch nor any ERISA Affiliate of Arch contributes to, has contributed to or is required to contribute to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) (a "Multiple Employer Plan"). Except (i) as required by
Section 4980B of the Code or (ii) for benefits, the full cost of which is borne by the employee, former employee, retired employee or beneficiary, none of the Arch Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Arch or any of its Subsidiaries. Neither Arch nor ERISA Affiliate of Arch has incurred any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA and no event or condition has occurred which would be expected to cause Arch or any ERISA Affiliate of Arch to incur any such withdrawal liability. For purposes of this Agreement, "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

                  (c) Except as would not, individually or in the aggregate, have an Arch Material Adverse Effect, (i) Arch and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Arch Benefit Plans and each Arch Benefit Plan has been administered in all material respects in accordance with its terms, (ii) all contributions required to be made under the terms of any of the Arch Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Arch SEC Reports prior to the date of this Agreement, (iii) no event has occurred and, to the knowledge of Arch, there exists no condition or set of circumstances in connection with which Arch or any of its Subsidiaries could be subject to any liability under the terms of such Arch Benefit Plans, ERISA, the Code or any other applicable law (other than a claim for benefits in the ordinary course) and (iv) no legal action, proceeding, suit or claim is pending or, to the knowledge of Arch, threatened with respect to any Arch Benefit Plan or its assets (other than claims for benefits in the ordinary course).

                  (d) Except as would not have, individually or in the aggregate, an Arch Material Adverse Effect: (i) each Arch Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS through the Economic Growth and Tax Relief Reconciliation Act of 2001 that it is so qualified and each trust established in connection with any Arch Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Arch Benefit Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Arch Benefit Plan; (iii) neither Arch nor any of its Subsidiaries has incurred any liability for any penalty or tax arising under Section 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and, to the knowledge of Arch, no fact or event exists which could give rise to any such liability; (iv) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Arch Benefit Plan, and (v) no Arch Benefit Plan is subject to Title IV of ERISA.

                  (e) Neither Arch nor any of its Subsidiaries maintains or is required to contribute to any plan, fund or similar program established or maintained by Arch or any of its Subsidiaries outside the United States of America primarily for the benefit of employees of Arch or any of its Subsidiaries residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code to which Arch or any of its Subsidiaries would have any liability.

                  (f) Any terminated benefit plan maintained, contributed to or sponsored by Arch or any of its Subsidiaries has been terminated in accordance with applicable laws, including ERISA, and all benefits under any such terminated benefit plan have been made in accordance with the terms of such benefit plan.

                  (g) Neither Arch nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining or other labor union contract applicable to Persons employed by Arch or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Arch or any of its Subsidiaries. As of the date of this Agreement, there is no union currently certified and no union representation question or any organizational activity threatened with respect to Arch or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike, walkout, lockout or work stoppage or slowdown against Arch or any of its Subsidiaries pending or, to the knowledge of Arch, threatened which may interfere with the respective business activities of Arch and its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have an Arch Material Adverse Effect. As of the date of this Agreement, to the knowledge of Arch, there is no charge or complaint against Arch or any of its Subsidiaries pending before the National Labor Relations Board or any comparable governmental authority pending or threatened in writing, except where such unfair labor practices, charges or complaints would not, individually or in the aggregate, have an Arch Material Adverse Effect. There is no suit, claim, action, proceeding or, to the knowledge of Arch, threatened against Arch, any of its Subsidiaries, any directors, officers, fiduciaries or service providers of Arch or between Arch or any of its Subsidiaries any employee, former employee or representative of current or former employees, that would be expected to have an Arch Material Adverse Effect.

                  (h) Arch has delivered or made available to Metrocall true, complete and correct copies of (i) all employment agreements with officers and employees of Arch and each of its Subsidiaries with annual compensation in excess of $100,000 (including written summaries of oral agreements with respect to (x) increases in compensation, (y) severance or (z) other restrictions on the at-will status of any employment arrangement) and all consulting agreements of Arch and each of its Subsidiaries providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Arch and each of its Subsidiaries with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Arch and each of its Subsidiaries with or relating to their respective employees or consultants which contain "change of control" provisions.

                  (i) No current or former employee, officer or director of Arch or its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Arch Benefit Plan, policy, arrangement, agreement, trust or loan as a result of the Transactions. No amount payable, or economic benefit provided, by Arch or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No Person is entitled to receive any additional payment from Arch or its Subsidiaries or any other Person in the event that the excise tax of
Section 4999 of the Code is imposed on such Person.

                  (j) Neither the Arch nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Workers Adjustment Retraining Notification Act, 29 U.S.C. Sections 2101, et seq. (the "WARN
Act")) affecting any site of employment or one or more facilities or operating units within any site of employment of Arch or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Arch or any of its Subsidiaries; nor has Arch and/or any of its Subsidiaries been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an "employment loss" (as defined in the WARN
Act) since ninety days prior to the date hereof. Neither Arch nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state laws which remains unpaid or unsatisfied.

                  (k) Except as would not have, individually or in the aggregate, an Arch Material Adverse Effect, (i) Arch and its Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder;
(ii) Arch and its Subsidiaries are in compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, and local laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes; (iii) no employee or independent contractor has filed a complaint for which Arch has received notice and Arch has not conducted any internal investigation regarding conduct that may constitute a violation of any federal, state or local law governing employment; (iv) since December 31, 2003, to the knowledge of Arch as of the date hereof, no officer, manager or other key employee of Arch or any of its Subsidiaries has received, and no officer has given, notice to terminate his employment; (v) there are no officers or employees of Arch or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays or absence due to illness); (vi) Arch and its Subsidiaries have complied with their obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials; (vii) Arch and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals; (viii) there are no occupational health and safety claims against Arch or any of its Subsidiaries; and (ix) there are no complaints, charges, or claims against Arch or any of its Subsidiaries pending, or, to Arch's knowledge, threatened in writing to be brought or filed, and with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Arch or any of its Subsidiaries.

                  (l) Neither Arch nor any of its Subsidiaries has extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

                  (m) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of Arch and its Subsidiaries have, to the knowledge of Arch, to the extent due, been paid or discharged in full, including, but not limited to, all payments due for calendar year 2003 bonuses.

                  (n) No Arch Benefit Plan is, or within the last three (3) years has been, the subject of examination or audit by any governmental entity or agency.

                  (o) Arch does not believe that there has been, and does not believe or intend that consummation of the Transactions would constitute or be deemed to be, a "Change in Control" with respect to Arch's Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or Nonstatutory Stock Option Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle, in each case as such term is defined therein. Arch and its Subsidiaries do not believe that they have taken any action or omitted to take any action which would or could reasonably be expected to cause a "Change in Control" under any of Arch's Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle or otherwise provide a reasonable basis for any participant therein or party thereto, as applicable, to believe that a "Change in Control" has occurred or will occur as a consequence of the consummation of the Transactions.

            Section 3.7 Certain Tax Matters.Neither Arch nor, to the knowledge of Arch, any of its affiliates has taken, agreed to take, or intends to take, any action that would reasonably be expected to prevent the Merger from qualifying as a transfer by the holders of Metrocall Common Stock and Arch Common Stock of all such shares of such stock (other than Appraisal Shares and shares of such stock held by either Metrocall or Arch) to Parent in exchange for all the issued and outstanding shares of Parent Common Stock and, in the case of holders of Metrocall Common Stock, cash, which shares of such stock shall be the only shares of such stock issued and outstanding on the Closing Date, all in accordance with and governed by Section 351 of the Code. Arch is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

            Section 3.8 Contracts; Debt Instruments.There is no loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license or agreement to which either Arch or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound that is material to the business, financial condition or results of operations of Arch and its Subsidiaries taken as a whole (collectively, the "Arch Material Contracts") that has not been disclosed in the Arch SEC Reports. All Arch Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms. Neither Arch nor any Subsidiary of Arch, nor, to the knowledge of Arch, any other party to any Arch Material Contract, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any Arch Material Contract, except for violations or defaults that would not have, individually or in the aggregate, an Arch Material Adverse Effect. No party to any Arch Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof, other than notices of matters which have been resolved in a manner not materially adverse to Arch. Set forth in Section 3.8 of the Arch Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Arch and its Subsidiaries as described in the notes to the Arch Financial Statements.

            Section 3.9 Litigation.There is no suit, claim, charge, action, proceeding, arbitration or investigation pending or, to the knowledge of Arch, threatened against Arch or any Subsidiary of Arch or any of their respective officers or directors in their capacity as such before any governmental authority that (i) individually (or together with any series of suits, claims, charges, actions, proceedings, arbitrations or investigations arising from substantially similar facts) would reasonably be expected to result in liability to Arch and its Subsidiaries, collectively, of more than $100,000 or materially delay the Closing or (ii) would have, individually or in the aggregate, an Arch Material Adverse Effect, and, to the knowledge of Arch, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, charge, action, proceeding, arbitration or investigation. Arch is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Arch and its Subsidiaries in respect of such suits, claims, charges, actions, proceedings, arbitrations and investigations for which Arch has a reasonable expectation of obtaining insurance coverage, except in any case as would not have, individually or in the aggregate, an Arch Material Adverse Effect. Neither Arch nor any Subsidiary of Arch is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, an Arch Material Adverse Effect.

            Section 3.10 Insurance.All material insurance policies of Arch and its Subsidiaries, including those policies set forth in Section 3.10 of the Arch Disclosure Schedule, are in full force and effect. Neither Arch nor any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Arch does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have an Arch Material Adverse Effect.

            Section 3.11 Intellectual Property.Except as would not, individually or in the aggregate, have an Arch Material Adverse Effect, (i) Arch and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights and other proprietary rights and information used or held for use in connection with the respective businesses of Arch and its Subsidiaries as currently conducted (collectively, the "Arch IP"), free and clear of all liens, and (ii) Arch is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. As of the date of this Agreement, Section 3.11 of the Arch Disclosure Schedule contains a complete list of all material Arch IP owned by Arch and its Subsidiaries that has been registered or with respect to which an application for registration or patent application has been filed. The written agreements pursuant to which any Arch IP has been licensed to Arch or any of its Subsidiaries, are valid and binding obligations of Arch or such Subsidiary and, to the knowledge of Arch, each other party thereto, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. To the knowledge of Arch, the conduct of the respective businesses of Arch and its Subsidiaries as currently conducted does not infringe upon any patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights or other proprietary rights or information of any third party that would have, individually or in the aggregate, an Arch Material Adverse Effect. To the knowledge of Arch, there are no infringements of any proprietary rights owned by or licensed by or to Arch or any Subsidiary of Arch, except as would not have an Arch Material Adverse Effect.

            Section 3.12 Taxes.Except for such matters that would not have, individually or in the aggregate, an Arch Material Adverse Effect, (i) Arch and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Arch and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Arch or any Subsidiary of Arch that are not adequately reserved for, and
(iv) the Arch Financial Statements reflect an adequate reserve in accordance with GAAP for all accrued taxes not yet payable by Arch and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

            Section 3.13 Interested Party Transactions.Since December 31, 2002, no executive officer, director or stockholder of Arch or any of its Subsidiaries has engaged in any business dealings with Arch or any of its Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act if filed on the date hereof).

            Section 3.14 Absence of Undisclosed Liabilities.Neither Arch nor any of its Subsidiaries has as of the date hereof any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are adequately accrued or reserved against in the Arch Financial Statements or reflected in the notes thereto, (b) which were incurred in the ordinary course of business and consistent with past practices since December 31, 2003, (c) which would not, individually or in the aggregate, have an Arch Material Adverse Effect or (d) which are of a nature not required to be reflected in the consolidated financial statements of Arch and its Subsidiaries, including the notes thereto, prepared in accordance with GAAP consistently applied.

            Section 3.15 Absence of Certain Changes.Except as contemplated by this Agreement, since December 31, 2003, (a) Arch and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an Arch Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Arch or any of its Subsidiaries, or any repurchase, redemption or other acquisition by Arch or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Arch or any such Subsidiary, (d) there has not been any amendment of any term of any outstanding security of Arch or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Arch or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP and (f) there has not been any negotiation or agreement by Arch to do any of such things (other than as relate to the Transactions).

            Section 3.16 Registration Statement and Proxy Statement.None of the information to be supplied by Arch for inclusion in (i) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (ii) the proxy statement and prospectus conforming to the prospectus forming part of the Registration Statement to be distributed in connection with Arch's and Metrocall's meetings of their respective stockholders to vote upon this Agreement and the Transactions and any amendments thereof or supplements thereto (together, the "Joint Proxy Statement/Prospectus"), will, in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing of the Joint Proxy Statement/Prospectus and at the time of the meetings of stockholders of Metrocall and Arch to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Metrocall and Arch, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Arch with respect to information supplied by Metrocall or the stockholders of Metrocall for inclusion in the Joint Proxy Statement/Prospectus.

            Section 3.17 Reorganization.None of Arch or its Subsidiaries has willfully taken or agreed to take, nor does it intend to take, any action that would prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

            Section 3.18 Board Approval.The Arch Board has (a) declared the advisability of and approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the stockholders of Arch and is on terms that are fair to such stockholders and (c) recommended that the stockholders of Arch adopt and approve this Agreement and the Merger.

            Section 3.19 Brokers and Finders.Arch has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Arch or Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions, except Bear, Stearns & Co. Inc. ("Arch Financial Advisor") and Berenson & Company, whose fees and expenses will be paid by Arch in accordance with

Arch's respective agreements with Arch Financial Advisor and Berenson & Company, based upon arrangements made by or on behalf of Arch and previously disclosed to Metrocall.

            Section 3.20 Opinion of Financial Advisor.Arch Financial Advisor has rendered an opinion to the Arch Board to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Arch Common Stock from a financial point of view; it being understood and acknowledged by Arch that such opinion has been rendered for the benefit of the Arch Board and is not intended to, and may not, be relied upon by Metrocall, its affiliates or their respective Subsidiaries. Arch Financial Advisor has authorized the inclusion of its opinion in the Joint Proxy Statement/Prospectus.

            Section 3.21 Hazardous Substances and Hazardous Waste.

            To the knowledge of Arch:

                  (a) Except as would not have an Arch Material Adverse Effect,
(i) there is not now, nor has there ever been, any disposal, Release (as defined below) or threatened Release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Arch or its Subsidiaries (the "Arch Properties"); (ii) there has not been generated by or on behalf of Arch or its Subsidiaries any Hazardous Material; and (iii) no material Hazardous Material has been disposed of or allowed to be disposed of by Arch or its Subsidiaries, by any other party, on or off any of the Arch Properties during the period that Arch or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law (as defined below) to a clean-up responsibility, personal injury liability or property damage claim against Arch or its Subsidiaries or Arch or its Subsidiaries being named a responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Arch.

                  (b) (i) None of Arch's or its Subsidiaries' operations at the Arch Properties are (or, with respect to past Arch Properties and Arch Properties of former Subsidiaries, were at the time of disposition) in violation in any material respect of any Environmental Law (with respect to past Arch Properties and Arch Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition); (ii) Arch and its Subsidiaries have obtained and are in all material respects in compliance with all necessary permits or authorizations that are required under Environmental Laws to operate their facilities, assets and businesses; (iii) no Environmental Claims (as defined below) have been asserted against Arch or its Subsidiaries or any predecessor in interest, nor does Arch have knowledge or notice of any threatened in writing or pending Environmental Claim against Arch or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities (as defined below) that, individually or in the aggregate, would have an Arch Material Adverse Effect; and (iv) no Environmental Claim has been asserted against any facilities that may have received Hazardous Materials generated by Arch or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that, individually or in the aggregate, would have an Arch Material Adverse Effect.

                  (c) Arch has delivered to Metrocall true and complete copies of all material environmental reports, studies, investigations or correspondence regarding any

Environmental Liabilities of Arch or any environmental conditions at any of the Arch Properties which are in possession of Arch or its agents.

                  (d)   For purposes of this Agreement:

                        (i) "Environmental Claims" refers to any complaint, summons, citation, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment or written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from or onto (i) any assets, properties or businesses of a Company or its Subsidiaries or any predecessor in interest or
(ii) any facilities which received Hazardous Materials generated by a Company or its Subsidiaries or any predecessor in interest.

                        (ii) "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

                        (iii) "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by a Company or any of its Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by a Company or any of its Subsidiaries or a predecessor in interest.

                        (iv)  "Hazardous Material" includes, without
regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls;
(d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) asbestos-containing materials and manufactured products containing Hazardous Materials.

                        (v) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of

Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

                        (vi) "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions defined by 42 U.S.C. 9601.

            Section 3.22 Compliance with Laws.

            Neither Arch nor any of its Subsidiaries is in violation of, or has violated or, to the knowledge of Arch, received written notice of any violation of, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not have an Arch Material Adverse Effect. To the knowledge of Arch, no investigation, proceeding, action or review relating to Arch or any of its Subsidiaries by any governmental entity is pending or threatened in writing, other than, in each case, those the outcome of which would not, individually or in the aggregate, have an Arch Material Adverse Effect.

            Section 3.23 Permits and Licenses.

                  (a) Arch or its appropriate Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful ownership, lease, operation, use or maintenance of its properties and the lawful conduct of its business as now conducted, including, without limitation, those issued under or pursuant to the Communications Act, the FCC Regulations and the Telecommunications Laws (collectively, the "Arch Permits"). All Arch Permits are validly issued and in full force and effect, except as would not, individually or in the aggregate, have an Arch Material Adverse Effect. Each of Arch and its Subsidiaries is in compliance in all respects with the terms and conditions of each Arch Permit, except where the failure to be in compliance would not, individually or in the aggregate, have an Arch Material Adverse Effect. There is not pending, or to the knowledge of Arch, threatened, any action by or before any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of the Arch Permits. Arch has timely made all regulatory filings required, and paid all fees, assessments and contribution requirements imposed, by any governmental authority, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not, individually or in the aggregate, have an Arch Material Adverse Effect.

                  (b) Section 3.23(b) of the Arch Disclosure Schedule contains a true and complete list of all Arch Permits issued to Arch or any of its Subsidiaries by the FCC (the "Arch FCC Licenses") and all pending applications for Arch Permits that would be Arch FCC Licenses, if issued or granted. No such Arch FCC License is subject to any restriction or condition which would limit in any material respect the full operation of the business of Arch and its Subsidiaries as now operated, other than those restrictions or conditions routinely imposed in conjunction with such FCC Licenses. The Arch FCC Licenses are in good standing, are in full force and effect in all material respects and are not materially impaired by any act or omission of Arch, its Subsidiaries, or any of their respective officers, directors, or employees.

            Section 3.24 Real Property.

                  (a) Section 3.24(a) of the Arch Disclosure Schedule sets forth a list of the addresses of all real property owned by Arch or any of its Subsidiaries (the "Arch Owned Real Property"). Either Arch or its Subsidiaries, as applicable, has good and marketable fee title to each of the Arch Owned Real Property, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of Arch and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. There is no pending or, to the knowledge of Arch, threatened condemnation or eminent domain proceeding with respect to any Arch Owned Real Property. All of the buildings, fixtures and other improvements located on the Arch Owned Real Property are in good operating condition and repair in all material respects.

                  (b) Section 3.24(b) of the Arch Disclosure Schedule sets forth a list of all leases and similar agreements (the "Arch Leases") for real property leased, subleased or licensed by Arch or any of its Subsidiaries (the "Arch Leased Real Property") and the location of the premises subject to the Arch Leases, except such Arch Leases the absence of which, individually or in the aggregate, would not materially interfere with the ability of Arch and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. Neither Arch nor any of its Subsidiaries nor, to the knowledge of Arch, any other party to any Arch Lease, is in material default under any Arch Lease. Each Arch Lease is valid and binding against Arch or any of its Subsidiaries party thereto and, to the knowledge of Arch, each other party thereto, and in full force and effect, and all base rent payable by Arch or any of its Subsidiaries, as tenant thereunder, is current. Arch or one of its Subsidiaries has a valid leasehold interest in and the right to use or occupy each such parcel of real property leased by it, free and clear of all liens, except for any of the following: (i) liens for taxes, assessments or governmental charges or levies (A) not yet due or (B) delinquent and being diligently contested in good faith; (ii) statutory liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable; (iii) easements, restrictive covenants, rights of way and other similar imperfections of title that do not materially adversely affect the use of the property as presently used; (iv) zoning, building and other similar restrictions that do not materially adversely affect the use of the property as presently used; (v) temporary security interests in favor of suppliers of goods for which payment has not yet been made in the ordinary course of business consistent with past practice; (vi) liens on the interests of lessors (but not Arch or any of its Subsidiaries as tenant or lessee); (vii) liens listed in Section 3.24(b) of the Arch Disclosure Schedule and (viii) other liens or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially affect the use of such property subject thereto or affected thereby or otherwise materially impair business operations at such property.

            Section 3.25 State Takeover Statutes.


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
            The Arch Board has approved the execution of this Agreement and the Ancillary Agreements to which Arch is or will be a party and authorized and approved the Merger prior to the execution by Arch of this Agreement and such Ancillary Agreements and, to the knowledge of Arch, the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Ancillary Agreements, the Transactions or the transactions contemplated by the Ancillary Agreements. The Arch Board has taken all such action required to be taken by it to provide that this Agreement, the Ancillary Agreements, the Transactions and the transactions contemplated by the Ancillary Agreements shall be exempt from the restrictions on business combinations contained in any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state (including Section 203 of the DGCL).

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF METROCALL

            Except as disclosed in the Metrocall SEC Reports (as defined in Section 4.5) or as set forth in the disclosure schedule delivered by Metrocall to Arch prior to the execution of this Agreement (the "Metrocall Disclosure Schedule" and, together with the Metrocall Disclosure Schedule, the "Disclosure Schedules"), Metrocall represents and warrants to Arch that:

            Section 4.1 Organization and Qualification.Metrocall is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Metrocall is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Metrocall Material Adverse Effect (as defined below). True, accurate and complete copies of Metrocall's certificate of incorporation, as amended (the "Metrocall Certificate of Incorporation") and bylaws, as amended (the "Metrocall Bylaws"), in each case as in effect the date hereof, including all amendments thereto, have been delivered to Arch. Metrocall is not in default in any respect in the performance, observation or fulfillment of any provision of the Metrocall Certificate of Incorporation or Metrocall Bylaws. For purposes of this Agreement, "Metrocall Material Adverse Effect" means any event, development, change or effect that, individually or when taken together with all other such events, developments, changes or effects, (x) is or would reasonably be expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of Metrocall and its Subsidiaries (as defined in Section 3.3), taken as a whole or (y) prevents Metrocall from complying with its obligations under this Agreement; provided, that none of the following shall be taken into account in determining whether there has been or is a Metrocall Material Adverse Effect: (i) any change in the market price or trading volume of Metrocall Common Stock; (ii) any failure by Metrocall to meet internal projections or forecasts or published revenue or earnings predictions; or (iii) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income or disruption of business relationships) arising from or attributable or relating to (1) the announcement or pendency of the Transactions, (2) conditions generally affecting the industry or industry sector in which Metrocall or any of its Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where Metrocall or any of its Subsidiaries has material operations or sales (which changes in each case do not disproportionately and adversely affect Metrocall or its Subsidiaries in any material respect), (3) legal, accounting, investment banking or other fees or expenses incurred solely in connection with the Transactions, (4) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under the terms of employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in each case that are in existence as of the date of this Agreement and, on or prior to the date of this Agreement, were made available or disclosed to Arch, (5) compliance with the terms of, or the taking of any action required by, this Agreement, (6) the taking of any action expressly approved or consented to by Arch, (7) any change in accounting requirements or principles or any change in generally applicable laws or the interpretation thereof, or (8) any action required to be taken under generally applicable laws or agreements.

            Section 4.2 Capitalization.(a) The authorized capital stock of Metrocall consists of 7,500,000 shares of Metrocall Common Stock, and 8,500,000 shares of Series A Preferred Stock, par value $0.01 per share ("Metrocall Preferred Stock"). As of the date hereof, (i) 5,462,285 shares of Metrocall Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 2,402,776 shares of Metrocall Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights,
(iii) 404,000 shares of Metrocall Common Stock were reserved for issuance upon exercise of options issued and outstanding pursuant to the Metrocall 2003 Stock Option Plan (the "Metrocall Option Plan"), (iv) 125,000 shares of Metrocall Common Stock were reserved for issuance upon exercise of outstanding warrants and options issued other than under the Metrocall Option Plan, and (v) 38,840 shares of Metrocall Common Stock and 6,170 shares of Metrocall Preferred Stock were reserved for issuance under the Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated June 18, 2002 (the "Metrocall Plan of Reorganization"), to satisfy certain unpaid claims in connection with Metrocall's emergence from Chapter 11 bankruptcy proceedings on October 8, 2002 (the shares of Metrocall Common Stock referred to in the foregoing clauses (i) -
(v), collectively, the "Metrocall Fully Diluted Shares"). Metrocall has filed with the SEC or previously made available to Arch (i) a complete and correct copy of the Metrocall Option Plan, (ii) a complete and correct list setting forth the weighted average exercise price for all options outstanding as of the date hereof and (iii) complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of such options.

                  (b) Except as set forth in subsection (a) above or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Metrocall or any of its Subsidiaries to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire or cause to be issued, delivered, sold, transferred, redeemed, repurchased or otherwise acquired, any shares of the capital stock of Metrocall or obligating Metrocall or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Metrocall or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Metrocall. The Metrocall Option Plan does not (i) prohibit the assumption of such Metrocall Option Plan (and the options granted thereunder) by Parent and the substitution of Parent Common Stock as provided in
Section 2.1(b) of this Agreement and does not require the consent or approval of the holders of the outstanding options under the Metrocall Option Plan, the stockholders of Metrocall, or any other Person in order to effect such assumption and substitution or (ii) require the acceleration of the exercise schedule or vesting provisions currently in effect for such options.

            Section 4.3 Subsidiaries.(a) Identified in Section 4.3 of the Metrocall Disclosure Schedule is each direct and indirect Subsidiary of Metrocall. Other than such Subsidiaries, Metrocall does not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other entity. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Metrocall Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Metrocall are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Metrocall, free and clear of any liens, claims or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any Subsidiary of Metrocall, including any right of conversion or exchange under any outstanding security, instrument or agreement. Metrocall has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect (other than as set forth in this Agreement) under which it may become obligated to make any future investment in, or capital contribution to, any other Person.

                  (b) The authorized capital stock of Parent consists of one hundred shares of common stock, par value $.0001 per share, of which 100 shares are issued and outstanding, all of which issued and outstanding shares are held of record and beneficially by Metrocall. The authorized capital stock of each of Arch Acquiring Sub and Metrocall Acquiring Sub consists of one hundred shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which issued and outstanding shares are held of record and beneficially by Parent. None of Parent, Arch Acquiring Sub or Metrocall Acquiring Sub has conducted any activities or incurred any liabilities other than in connection with its organization and the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Parent has no subsidiaries other than Arch Acquiring Sub and Metrocall Acquiring Sub, and neither Arch Acquiring Sub nor Metrocall Acquiring Sub has any subsidiaries.

            Section 4.4 Authority; Non-Contravention; Approvals.

            (a) Metrocall has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Metrocall is or will be a party and, subject to the Metrocall Stockholders' Approval (as defined in Section 4.4(d)) and the Metrocall Required Statutory Approvals (as defined in
Section 4.4(c)), to consummate the Transactions. This Agreement and the Ancillary Agreements to which Metrocall is or will be a party have been duly and validly approved by the Metrocall Board and no other corporate proceeding on the part of Metrocall is necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreements and, except for the Metrocall Stockholders' Approval, the consummation by Metrocall of the Transactions. This Agreement and the Ancillary Agreements to which Metrocall is or will be a party have been duly executed and delivered by Metrocall and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and legally binding agreements of Metrocall, enforceable against it in accordance with their terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

            (b) The execution and delivery of this Agreement and the Ancillary Agreements to which Metrocall is or will be a party by Metrocall do not, and the consummation of the Transactions will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate obligations of Metrocall under, or result in a right of any other Person to terminate or to accelerate obligations of Metrocall under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Metrocall or any of its Subsidiaries under, or result in any penalty or modification or otherwise affect, any of the terms, conditions or provisions of, (i) the respective charters or by-laws of Metrocall or any of its Subsidiaries, (ii) other than as provided in Section 4.4(c), and subject to obtaining (prior to the Effective
Time) the Metrocall Stockholder's Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Metrocall or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Metrocall or any of its Subsidiaries is now a party or by which Metrocall or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

            (c) Except for (i) the filing of the Registration Statement and Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness thereof by the SEC,
(ii) the making of the Merger Filing, (iii) any required filings with or approvals from The Nasdaq SmallCap Market ("Nasdaq SmallCap"), (iv) all filings and approvals required to be made with or received from a governmental agency, and the termination or expiration of any waiting periods imposed, pursuant to the Antitrust Laws, (v) all filings and approvals required to be made with or received from the FCC pursuant to the

Communications Act, the FCC Regulations or the Telecommunications Laws, (vi) all filings and approvals required to be made or received in connection with any state securities or "blue sky" laws, and (vii) all other filings and approvals required to be made with or received from any local, state or Federal governmental authorities required for a change in ownership of transmission sites (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the "Metrocall Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent, waiver or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Metrocall or the consummation by Metrocall of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, waivers or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

            (d) The only vote of the holders of any class or series of capital stock of Metrocall that will be necessary to consummate the Metrocall Merger and the other Transactions is the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Arch Common Stock on the record date ("Metrocall Stockholders' Approval").

         Section 4.5 Reports and Financial Statements.Since October 8, 2002, Metrocall has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, each of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Other than Parent, Arch Acquiring Sub and Metrocall Acquiring Sub with respect to the Transactions, no Subsidiary of Metrocall is required to file any form, report or other document with the SEC. Metrocall has previously made available to Arch, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Metrocall 10-K") as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting, in each case from October 8, 2002 until the date hereof, and (c) all other reports, including annual reports, quarterly reports, and registration statements filed by Metrocall with the SEC since October 8, 2002 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Metrocall SEC Reports"). As of their respective dates, the Metrocall SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements of Metrocall included in the Metrocall 10-K (collectively, the "Metrocall Financial Statements"), have been prepared from, and are in accordance with, the books and records of Metrocall and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, the consolidated financial position of Metrocall and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in financial position, if any for the periods then ended.

         Section 4.6 Employee Benefit Plans; Labor Matters; No Parachute
Payments.

            (a) Section 4.6(a) of the Metrocall Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, profit sharing, cash or stock based incentive, deferred compensation, retiree medical or life insurance, supplemental, retirement, severance, retention, employment, change in control, vacation, unemployment compensation, workers compensation or other benefit plans, programs or arrangements, whether legally enforceable or not and whether written or oral, to which Metrocall or any of its Subsidiaries is a party, with respect to which Metrocall or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Metrocall or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Metrocall or any of its Subsidiaries (collectively, the "Metrocall Benefit Plans"). With respect to each Metrocall Benefit Plan, Metrocall has delivered, or prior to Closing will deliver, or make available to Arch a true, complete and correct copy of (i) such Metrocall Benefit Plan and all amendments thereto and the most recent summary plan description related to such Metrocall Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Metrocall Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Metrocall Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Metrocall Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to such Metrocall Benefit Plan, if it is qualified under Section 401(a) of the Code, and (vi) a description setting forth the amount of any material liability of Metrocall or its Subsidiaries as of the Closing Date for payments more than 30 days past due. Neither Metrocall nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Metrocall Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

            (b) Neither Metrocall nor any ERISA Affiliate of Metrocall contributes to, has contributed to or is required to contribute to a Multiemployer Plan or a Multiple Employer Plan. Except (i) as required by
Section 4980B of the Code or (ii) for benefits, the full cost of which is borne by the employee, former employee, retired employee or beneficiary, none of the Metrocall Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Metrocall or any of its Subsidiaries. Neither Metrocall nor any ERISA Affiliate of Metrocall has incurred any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA and no event or condition has occurred which would be expected to cause Metrocall or any ERISA Affiliate of Metrocall to incur any such withdrawal liability.

            (c) Except as would not, individually or in the aggregate, have a Metrocall Material Adverse Effect, (i) Metrocall and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Metrocall Benefit Plans and each Metrocall Benefit Plan has been administered in all material respects in accordance with its terms, (ii) all contributions required to be made under the terms of any of the Metrocall Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Metrocall SEC Reports prior to the date of this Agreement, (iii) no event has occurred and, to the knowledge of Metrocall, there exists no condition or set of circumstances in connection with which Metrocall or any of its Subsidiaries could be subject to any liability under the terms of such Metrocall Benefit Plans, ERISA, the Code or any other applicable law (other than a claim for benefits in the ordinary course) and (iv) no legal action, proceeding, suit or claim is pending or, to the knowledge of Metrocall, threatened with respect to any Metrocall Benefit Plan or its assets (other than claims for benefits in the ordinary course).

            (d) Except as would not have, individually or in the aggregate, a Metrocall Material Adverse Effect: (i) each Metrocall Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS through the Economic Growth and Tax Relief Reconciliation Act of 2001 that it is so qualified and each trust established in connection with any Metrocall Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Metrocall Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by Metrocall or any of its Subsidiaries which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Metrocall Benefit Plan; (iv) neither Metrocall nor any of its Subsidiaries has incurred any liability for any penalty or tax arising under Section 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and, to the knowledge of Metrocall, no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Metrocall Benefit Plan; and (vi) no Metrocall Benefit Plan is subject to Title IV of ERISA.

            (e) Neither Metrocall nor any of its Subsidiaries maintains or is required to contribute to any plan, fund or similar program established or maintained by Metrocall or any of its Subsidiaries outside the United States of America primarily for the benefit of employees of Metrocall or any of its Subsidiaries residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code to which Metrocall or any of its Subsidiaries would have any liability.

            (f) Any terminated benefit plan maintained, contributed to or sponsored by Metrocall or any of its Subsidiaries has been terminated in accordance with applicable laws, including ERISA, and all benefits under any such terminated benefit plan have been made in accordance with the terms of such benefit plan.

            (g) Neither Metrocall nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining or other labor union contract applicable to Persons employed by Metrocall or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Metrocall or any of its Subsidiaries. As of the date of this Agreement, there is no union currently certified and no union representation question or any organizational activity threatened with respect to Metrocall or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike, walkout, lockout or work stoppage or slowdown against Metrocall or any of its Subsidiaries pending or, to the knowledge of Metrocall, threatened which may interfere with the respective business activities of Metrocall and its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. As of the date of this Agreement, to the knowledge of Metrocall, there is no charge or complaint against Metrocall or any of its Subsidiaries pending before the National Labor Relations Board or any comparable governmental authority pending or threatened in writing, except where such unfair labor practices, charges or complaints would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. There is no suit, claim, action, proceeding or, to the knowledge of Metrocall, threatened against Metrocall, any of its Subsidiaries, any directors, officers, fiduciaries or service providers of Metrocall or between Metrocall or any of its Subsidiaries any employee, former employee, or representative of current or former employees, that would be expected to have a Metrocall Material Adverse Effect.

            (h) Metrocall has delivered or made available to Arch true, complete and correct copies of (i) all employment agreements with officers and employees of Metrocall and each of its Subsidiaries with annual compensation in excess of $100,000 (including written summaries of oral agreements with respect to (x) increases in compensation, (y) severance or (z) other restrictions on the at-will status of any employment arrangement) and all consulting agreements of Metrocall and each of its Subsidiaries providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Metrocall and each of its Subsidiaries with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Metrocall and each of its Subsidiaries with or relating to their respective employees or consultants which contain "change of control" provisions.

            (i) No current or former employee, officer or director of Metrocall or its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Metrocall Benefit Plan, policy, arrangement, agreement, trust or loan as a result of the Transactions. No amount payable, or economic benefit provided, by Metrocall or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No Person is entitled to receive any additional payment from Metrocall or its Subsidiaries or any other Person in the event that the excise tax of Section 4999 of the Code is imposed on such Person.

            (j) Neither the Metrocall nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of Metrocall or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Metrocall or any of its Subsidiaries; nor has Metrocall and/or any of its Subsidiaries been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an "employment loss" (as defined in the WARN Act) since ninety days prior to the date hereof. Neither Metrocall nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state laws which remains unpaid or unsatisfied.

            (k) Except as would not have, individually or in the aggregate, a Metrocall Material Adverse Effect, (i) Metrocall and its Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder;
(ii) Metrocall and its Subsidiaries are in compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, and local laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes; (iii) no employee or independent contractor has filed a complaint for which Metrocall has received notice and Metrocall has not conducted any internal investigation regarding conduct that may constitute a violation of any federal, state or local law governing employment; (iv) since December 31, 2003, to the knowledge of Metrocall as of the date hereof, no officer, manager or other key employee of Metrocall or any of its Subsidiaries has received, and no officer has given, notice to terminate his employment; (v) there are no officers or employees of Metrocall or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays or absence due to illness); (vi) Metrocall and its Subsidiaries have complied with their obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials; (vii) Metrocall and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals; (viii) there are no occupational health and safety claims against Metrocall or any of its Subsidiaries; and (ix) there are no complaints, charges, or claims against Metrocall or any of its Subsidiaries pending, or, to Metrocall's knowledge, threatened in writing to be brought or filed, and with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Metrocall or any of its Subsidiaries.

            (l) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of Metrocall and its Subsidiaries have, to the knowledge of Metrocall, to the extent due, been paid or discharged in full, including, but not limited to, all payments due for calendar year 2003 bonuses.

            (m) Neither Metrocall nor any of its Subsidiaries has extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

            (n) No Metrocall Benefit Plan is, or within the last three (3) years has been, the subject of examination or audit by any governmental entity or agency.

         Section 4.7 Certain Tax Matters. Neither Metrocall nor, to the knowledge of Metrocall, any of its affiliates has taken, or agreed to take, or intends to take, any action that would reasonably be expected to prevent the Merger from qualifying as a transfer by the holders of Metrocall Common Stock and Arch Common Stock of all such shares of such stock (other than Appraisal Shares and shares of such stock held by either Metrocall or Arch) to Parent in exchange for all the issued and outstanding shares of Parent Common Stock and, in the case of holders of Metrocall Common Stock, cash, which shares of such stock shall be the only shares of such stock issued and outstanding on the Closing Date, all in accordance with and governed by Section 351 of the Code. Metrocall is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

         Section 4.8 Contracts; Debt Instruments. There is no loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, or agreement to which either Metrocall or any of its respective Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound that is material to the business, financial condition or results of operations of Metrocall and its Subsidiaries taken as a whole (collectively, the "Metrocall Material Contracts") that has not been disclosed in the Metrocall SEC Reports. All Metrocall Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms. Neither Metrocall nor any Subsidiary of Metrocall nor, to the knowledge of Metrocall, any other party to any Metrocall Material Contract, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any Metrocall Material Contract, except for violations or defaults that would not have, individually or in the aggregate, a Metrocall Material Adverse Effect. No party to any Metrocall Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof, other than notices of matters which have been resolved in a manner not materially adverse to Metrocall. Set forth in
Section 4.8 of the Metrocall Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Metrocall and its Subsidiaries as described in the notes to the Metrocall Financial Statements.

         Section 4.9 Litigation. There is no suit, claim, charge, action, proceeding, arbitration or investigation pending or, to the knowledge of Metrocall, threatened against Metrocall or any Subsidiary of Metrocall or any of their respective officers or directors in their capacity as such before any governmental authority that (i) individually (or together with any series of suits, claims, charges, actions, proceedings, arbitrations or investigations arising from substantially similar facts) would reasonably be expected to result in liability to Metrocall and its Subsidiaries, collectively, of more than $100,000 or materially delay the Closing or (ii) would have, individually or in the aggregate, a Metrocall Material Adverse Effect, and, to the knowledge of Metrocall, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, charge, action, proceeding, arbitration or investigation. Metrocall is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Metrocall and its Subsidiaries in respect of such suits, claims, charges, actions, proceedings, arbitrations and investigations for which Metrocall has a reasonable expectation of obtaining insurance coverage, except in any case as would not have, individually or in the aggregate, a Metrocall Material Adverse Effect.

Neither Metrocall nor any Subsidiary of Metrocall is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Metrocall Material Adverse Effect.

         Section 4.10 Insurance. All material insurance policies of Metrocall and its Subsidiaries, including those policies set forth in Section 4.10 of the Metrocall Disclosure Schedule, are in full force and effect. Neither Metrocall nor any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Metrocall does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have a Metrocall Material Adverse Effect.

         Section 4.11 Intellectual Property. Except as would not, individually or in the aggregate have a Metrocall Material Adverse Effect (i) Metrocall and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights and other proprietary rights and information used or held for use in connection with the respective businesses of Metrocall and its Subsidiaries as currently conducted (collectively, the "Metrocall IP"), free and clear of all liens, and
(ii) Metrocall is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. As of the date of this Agreement,
Section 4.11 of the Metrocall Disclosure Schedule contains a complete list of all material Metrocall IP owned by Metrocall and its Subsidiaries that has been registered or with respect to which an application for registration or patent application has been filed. The written agreements pursuant to which any Metrocall IP has been licensed to Metrocall or any of its Subsidiaries, are valid and binding obligations of Metrocall or such Subsidiary and, to the knowledge of Metrocall, each other party thereto, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. To the knowledge of Metrocall, the conduct of the respective businesses of Metrocall and its Subsidiaries as currently conducted does not infringe upon any patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights or other proprietary rights or information of any third party that would have, individually or in the aggregate, a Metrocall Material Adverse Effect. To the knowledge of Metrocall, there are no infringements of any proprietary rights owned by or licensed by or to Metrocall or any Subsidiary of Metrocall, except as would not have an Arch Material Adverse Effect.

         Section 4.12 Taxes. Except for such matters that would not have, individually or in the aggregate, a Metrocall Material Adverse Effect, (i) Metrocall and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Metrocall and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Metrocall or any Subsidiary of Metrocall that are not adequately reserved for, and (iv) the Metrocall Financial Statements reflect an adequate reserve in accordance with GAAP for all accrued taxes not yet payable by Metrocall and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

         Section 4.13 Interested Party Transactions. Since December 31, 2002, no executive officer, director or stockholder of Metrocall or any of its Subsidiaries has engaged in any business dealings with Metrocall or any of its Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act if filed on the date hereof).

         Section 4.14 Absence of Undisclosed Liabilities. Neither Metrocall nor any of its Subsidiaries has as of the date hereof any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are adequately accrued or reserved against in the Metrocall Financial Statements or reflected in the notes thereto, (b) which were incurred in the ordinary course of business and consistent with past practices since December 31, 2003, (c) which would not, individually or in the aggregate, have a Metrocall Material Adverse Effect or
(d) which are of a nature not required to be reflected in the consolidated financial statements of Metrocall and its Subsidiaries, including the notes thereto, prepared in accordance with GAAP consistently applied.

         Section 4.15 Absence of Certain Changes. Except as contemplated in this Agreement, since December 31, 2003, (a) Metrocall and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Metrocall Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Metrocall or any of its Subsidiaries, or any repurchase, redemption or other acquisition by Metrocall or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Metrocall or any such Subsidiary, (d) there has not been any amendment of any term of any outstanding security of Metrocall or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Metrocall or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP and (f) there has not been any negotiation or agreement by Metrocall to do any of such things (other than as relate to the Transactions).

         Section 4.16 Registration Statement and Proxy Statement. None of the information to be supplied by Metrocall for inclusion in (i) the Registration Statement or (ii) the Joint Proxy Statement/Prospectus will, in the case of the Joint Proxy Statement/Prospectus at the time of the mailing of the Joint Proxy Statement/Prospectus, and at the time of the meetings of stockholders of Metrocall and Arch to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Arch and Metrocall, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Metrocall with respect to information supplied by Arch or the stockholders of Arch for inclusion in the Joint Proxy Statement/Prospectus.

         Section 4.17 Reorganization. None of Metrocall or its Subsidiaries has willfully taken or agreed to take, nor does it intend to take, any action that would prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

         Section 4.18 Board Approval. Each of the Metrocall Board and the Special Transactions Committee of the Metrocall Board has unanimously (a) declared the advisability of and approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the stockholders of Metrocall and is on terms that are fair to such stockholders and (c) recommended that the stockholders of Metrocall adopt and approve this Agreement and the Merger.

         Section 4.19 Brokers and Finders. Metrocall has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Metrocall or Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions, except Lazard Freres & Co. LLC ("Metrocall Financial Advisor"), whose fees and expenses will be paid by Metrocall in accordance with Metrocall's agreement with Metrocall Financial Advisor, based upon arrangements made by or on behalf of Metrocall and previously disclosed to Arch.

         Section 4.20 Opinion of Financial Advisor. Metrocall Financial Advisor has rendered an opinion to the Metrocall Board to the effect that, as of the date hereof, the Metrocall Merger Consideration is fair to the holders of Metrocall Common Stock from a financial point of view; it being understood and acknowledged by Metrocall that such opinion has been rendered for the benefit of the Metrocall Board and is not intended to, and may not, be relied upon by Arch, its affiliates or their respective Subsidiaries. Metrocall Financial Advisor has authorized the inclusion of its opinion in the Joint Proxy Statement/Prospectus.

         Section 4.21 Hazardous Substances and Hazardous Waste.

         To the knowledge of Metrocall:

            (a) Except as would not have a Metrocall Material Adverse Effect,
(i) there is not now, nor has there ever been, any disposal, Release or threatened Release of Hazardous Material on, from or under properties now or ever owned or leased by or to Metrocall or its Subsidiaries (the "Metrocall Properties"); (ii) there has not been generated by or on behalf of Metrocall or its Subsidiaries any Hazardous Material; and (iii) no material Hazardous Material has been disposed of or allowed to be disposed of by Metrocall or its Subsidiaries, by any other party, on or off any of the Metrocall Properties during the period that Metrocall or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Metrocall or its Subsidiaries or Metrocall or its Subsidiaries being named a responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Metrocall.

            (b) (i) None of Metrocall's or its Subsidiaries' operations at the Metrocall Properties are (or, with respect to past Metrocall Properties and Metrocall Properties of former Subsidiaries, were at the time of disposition) in violation in any material respect of any Environmental Law (with respect to past Metrocall Properties and Metrocall Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition); (ii) Metrocall and its Subsidiaries have obtained and are in all material respects in compliance with all necessary permits or authorizations that are required under Environmental Laws to operate their facilities, assets and businesses; (iii) no Environmental Claims have been asserted against Metrocall or its Subsidiaries or any predecessor in interest, nor does Metrocall have knowledge of any threatened (in writing) or pending Environmental Claim against Metrocall or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that, individually or in the aggregate, would have a Metrocall Material Adverse Effect; and (iv) no Environmental Claim has been asserted against any facilities that may have received Hazardous Materials generated by Metrocall or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that, individually or in the aggregate, would have a Metrocall Material Adverse Effect.

            (c) Metrocall has delivered to Arch true and complete copies of all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of Metrocall or any environmental conditions at any of the Metrocall Properties which are in possession of Metrocall or its agents.

         Section 4.22 Compliance with Laws. Neither Metrocall nor any of its Subsidiaries is in violation of, or has violated or, to the knowledge of Metrocall, received written notice of any violation of, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not have a Metrocall Material Adverse Effect. To the knowledge of Metrocall, no investigation, proceeding, action or review relating to Metrocall or any of its Subsidiaries by any governmental entity is pending or threatened in writing, other than, in each case, those the outcome of which would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

         Section 4.23 Permits and Licenses. (a) Metrocall or its appropriate Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful ownership, lease, operation, use or maintenance of its properties and the lawful conduct of its business as now conducted, including, without limitation, those issued under or pursuant to the Communications Act, the FCC Regulations and the Telecommunications Laws (collectively, the "Metrocall Permits"). All Metrocall Permits are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. Each of Metrocall and its Subsidiaries is in compliance in all respects with the terms and conditions of each Metrocall Permit, except where the failure to be in compliance would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. There is not pending, or to the knowledge of Metrocall, threatened, any action by or before any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of the Metrocall Permits. Metrocall has timely made all regulatory filings required, and paid all fees, assessments and contribution requirements imposed, by any governmental authority, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

            (b) Section 4.23(b) of the Metrocall Disclosure Schedule contains a true and complete list of all Metrocall Permits issued to Metrocall or any of its Subsidiaries by the FCC (the "Metrocall FCC Licenses") and all pending applications for Metrocall Permits that would be Metrocall FCC Licenses, if issued or granted. No such Metrocall FCC License is subject to any restriction or condition which would limit in any material respect the full operation of the business of Metrocall and its Subsidiaries as now operated, other than those restrictions or conditions routinely imposed in conjunction with such FCC Licenses. The Metrocall FCC Licenses are in good standing, are in full force and effect in all material respects and are not materially impaired by any act or omission of Metrocall, its Subsidiaries, or any of their respective officers, directors, or employees.

         Section 4.24 Real Property.

            (a) Section 4.24(a) of the Metrocall Disclosure Schedule sets forth a list of the addresses of all real property owned by Metrocall or any of its Subsidiaries (the "Metrocall Owned Real Property"). Either Metrocall or its Subsidiaries, as applicable, has good and marketable fee title to each of the Metrocall Owned Real Property, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of Metrocall and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. There is no pending or, to the knowledge of Metrocall, threatened condemnation or eminent domain proceeding with respect to any Metrocall Owned Real Property. All of the buildings, fixtures and other improvements located on the Metrocall Owned Real Property are in good operating condition and repair in all material respects.

            (b) Section 4.24(b) of the Metrocall Disclosure Schedule sets forth a list of all leases and similar agreements (the "Metrocall Leases") for real property leased, subleased or licensed by Metrocall or any of its Subsidiaries (the "Metrocall Leased Real Property") and the location of the premises subject to the Metrocall Leases, except such Metrocall Leases the absence of which, individually or in the aggregate, would not materially interfere with the ability of Metrocall and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. Neither Metrocall nor any of its Subsidiaries nor, to the knowledge of Metrocall, any other party to any Metrocall Lease, is in material default under any Metrocall Lease. Each Metrocall Lease is valid and binding against Metrocall or any of its Subsidiaries party thereto and, to the knowledge of Metrocall, each other party thereto, and in full force and effect, and all base rent payable by Metrocall or any of its Subsidiaries, as tenant thereunder, is current. Metrocall or one of its Subsidiaries has a valid leasehold interest in and the right to use or occupy each such parcel of real property leased by it, free and clear of all liens, except for any of the following: (i) liens for taxes, assessments or governmental charges or levies
(A) not yet due or (B) delinquent and being diligently contested in good faith;
(ii) statutory liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable; (iii) easements, restrictive covenants, rights of way and other similar imperfections of title that do not materially adversely affect the use of the property as presently used; (iv) zoning, building and other similar restrictions that do not materially adversely affect the use of the property as presently used; (v) temporary security interests in favor of suppliers of goods for which payment has not yet been made in the ordinary course of business consistent with past practice; (vi) liens on the interests of lessors (but not Metrocall or any of its Subsidiaries as tenant or lessee); (vii) liens listed in Section 4.24(b) of the Metrocall Disclosure Schedule; and (viii) other liens or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially affect the use of such property subject thereto or affected thereby or otherwise materially impair business operations at such property.

         Section 4.25 State Takeover Statutes. The Metrocall Board has approved the execution of this Agreement and the Ancillary Agreements to which Metrocall is or will be a party and authorized and approved the Merger prior to the execution by Metrocall of this Agreement and such Ancillary Agreements and, to the knowledge of Metrocall, the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Ancillary Agreements, the Transactions or the transactions contemplated by the Ancillary Agreements. The Metrocall Board has taken all such action required to be taken by it to provide that this Agreement, the Ancillary Agreements, the Transactions and the transactions contemplated by the Ancillary Agreements shall be exempt from the restrictions on business combinations contained in any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state (including Section 203 of the DGCL).

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.1 Conduct of Business By Metrocall and Arch Pending the Merger. Except as otherwise contemplated by this Agreement and the Ancillary Agreements or disclosed in the Disclosure Schedules, during the period from the execution and delivery of this Agreement to the Effective Time or termination of this Agreement in accordance with its terms (the "Interim Period"), each of the Companies shall, and shall cause each of their Subsidiaries to:

            (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice for the fiscal year ended December 31, 2003;

            (b) not (i) except as necessary or appropriate to comply with applicable laws or regulations, including SEC regulations and requirements of the NASDAQ, amend or propose to amend their respective certificates of incorporation or bylaws (or comparable organizational documents), (ii) split, combine or reclassify their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to a Company by a wholly-owned Subsidiary of such Company;

            (c) except for (i) issuances of Metrocall Common Stock and Metrocall Preferred Stock required pursuant to the Metrocall Plan of Reorganization and
(ii) issuances of Arch Common Stock required pursuant to the Arch Plan of Reorganization, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that each Company may issue shares upon the exercise of outstanding options and warrants, or pursuant to existing agreements, in effect on the date hereof;

            (d) not accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any employee stock incentive plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof;

            (e) not (i) assume, incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings under the existing credit facilities of each Company, if applicable (the "Existing Credit Facilities"), up to the existing borrowing limit on the date hereof or other borrowings in the ordinary course of business consistent with past practice or
(B) financing arrangements in connection with the payment of the Cash Election Price on terms that are approved by Metrocall and Arch (in each case such approval not to be unreasonably withheld or delayed), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than pursuant to the terms thereof or, in the case of equity granted to employees of a Company or their respective Subsidiaries, pursuant to an employee stock incentive plan of such Company, (iii) take or fail to take any action which action or failure to take action would cause either Company or their stockholders (except to the extent that any stockholders receive cash as part of the Metrocall Merger Consideration or in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as an exchange described in
Section 351 of the Code, (iv) make any material acquisition of any assets or businesses other than expenditures for current, fixed or capital assets in the ordinary course of business consistent with past practice, and (v) sell, pledge, dispose of or encumber any material assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing, other than sales or dispositions of inventory or obsolete (or otherwise worthless) assets by either Company or its Subsidiaries in the ordinary course of business consistent with past practice;

            (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, that is intended, or would reasonably be expected to adversely impact the Transactions;

            (g) not enter into or amend any employment, severance, change in control, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, provided, however, that if approved by the Arch Board, Arch may adopt a retention program for its key employees other than those individuals identified in Section A of Schedule 5.1 (who shall not be entitled to participate in any such program) providing for cash payments in an aggregate amount not to exceed the amount set forth in Section B of Schedule 5.1;

            (h) not increase the salary or monetary compensation of any directors, executive officers or employees whose current annual base salary is in excess of $200,000, except (A) for increases in the ordinary course of business consistent with past practice, (B) pursuant to contractual arrangements in effect on December 31, 2003 or (C) in connection with the assumption by such employee of material new or additional responsibilities;

            (i) not establish, adopt, enter into or materially amend any collective bargaining agreement;

            (j) except as expressly permitted under the proviso in Section 5.1(g), not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business consistent with past practice or as required pursuant to an existing contractual relationship;

            (k) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

            (l) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority;

            (m) use commercially reasonable efforts to: (A) comply in all material respects with the Communications Act, the FCC Regulations and the Telecommunications Laws, (B) preserve and retain all of its FCC Licenses, (C) file in a timely manner all fees, reports, applications, or other materials required to be filed under the Communications Act, the FCC Regulations and the Telecommunications Laws, and (D) comply in all material respects with the Exchange Act;

            (n) not enter into any agreement or arrangement that limits or otherwise restricts its or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area which agreements or arrangements would, individually or in the aggregate, have an Arch Material Adverse Effect or Metrocall Material Adverse Effect, as applicable;

            (o) not waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration which would, individually or in the aggregate, have an Arch Material Adverse Effect or Metrocall Material Adverse Effect, as applicable; and

            (p) not grant or credit any additional "Units", as such term is defined in Arch's Management Long-Term Incentive Plan, or make any similar award under Arch's Management Long-Term Incentive Plan or accelerate, amend or change the period of exercisability or vesting of issued and outstanding "Units" as of the date hereof or authorize cash payments in exchange therefor, except as required by the terms of Arch's Management Long-Term Incentive Plan in effect as of the date hereof.

         Section 5.2 Acquisition Transactions.

            (a) Except as provided below, each Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, Subsidiaries, agents and advisors and other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 5.2(g)), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of a Company or any Subsidiary thereof, or any investment banker, financial advisor, attorney, accountant or other representative retained by a Company or any Subsidiary thereof, to take any such action.

            (b) Nothing contained in Section 5.2(a) shall prohibit the board of directors of a Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act.

            (c) Prior to obtaining the Arch Stockholders' Approval or Metrocall Stockholders' Approval, as the case may be, if the board of directors of a Company determines in good faith that failing to do so would violate its fiduciary duties, nothing contained in Section 5.2(a) or Section 5.2(d) shall prohibit the board of directors of such Company from considering and negotiating (including furnishing nonpublic information) an unsolicited bona fide written proposal (the "Unsolicited Bid") and approving or recommending to the stockholders of such Company (and, in conjunction with such recommendation, withdrawing its recommendation in favor of the Merger) such Unsolicited Bid which (A) was not received in violation of this Section 5.2, (B) if executed or consummated would be a Competing Transaction, (C) is not conditioned on financing or is conditioned on financing that is, in the good faith judgment of the board of directors of such Company after consultation with its financial advisors, highly likely of being obtained, and (D) the board of directors of such Company determines in good faith, after consultation with its financial advisor to such effect, that such Unsolicited Bid provides greater value to such Company's stockholders than the Merger, taking into consideration the financial impact of the termination provisions set forth in Section 8.1 hereof.

            (d) Each Company shall use its best efforts to notify the other Company promptly, and in no event later than one Business Day after receipt, if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made. Each Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction; provided, however, that such Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Each Company shall use its best efforts to ensure that its officers, directors, employees, Subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 5.2.

            (e) In addition to the foregoing, no Company shall accept or enter into any agreement, letter of intent or similar document concerning a Competing Transaction for a period of not less than five Business Days after the other Company has received the notice provided for in Section 5.2(d) above, which notice shall include the material terms of such Competing Transaction and the identity of the Person or entity wishing to enter into such Competing Transaction. Furthermore, during such period a Company receiving the offer for the Competing Transaction shall negotiate with the other Company in good faith any proposal submitted to such Company by the other Company which addresses the terms of the Competing Transaction.

            (f) "Competing Transaction" means any of the following involving either Company or any Subsidiary of either Company and involving in any case a business with net revenues, net income or assets of 40% or more of the amount of net revenues, net income or assets, respectively, of such Company and its Subsidiaries, taken as a whole:

                (i) any merger, consolidation, share exchange, business combination or other similar transaction;

                (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such party and its Subsidiaries, taken as a whole, to a third party in a single transaction or series of related transactions;

                (iii) any tender offer or exchange offer for 15% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith; or

                (iv) any combination of the foregoing.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         Section 6.1 Appropriate Actions; Consents; Filings. (a) Metrocall and Arch shall each use, and shall cause each of their respective Subsidiaries to use, their reasonable best efforts to, as soon as practicable after the date hereof, (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Transactions, (ii) obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of each Company and their respective Subsidiaries, (iii) obtain from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained from any governmental authorities in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iv) make all necessary filings, notifications and submissions and thereafter make any other required submissions, with respect to this Agreement and the Merger, required under (A) the HSR Act and Antitrust Laws, (B) the Communications Act, (C) the FCC Regulations, (D) the Telecommunications Laws, and (E) any other applicable law required to be made by Metrocall or Arch or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided, that Metrocall and Arch shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Metrocall and Arch shall furnish all information required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable law in connection with the Transactions.

            (b) The Companies shall (i) promptly (and not more than 10 Business Days from the date of this Agreement) file, and cause their respective Subsidiaries to file, with the FCC all necessary applications for consent to transfer in accordance with this Agreement all licenses, permits and authorizations issued by the FCC to either of the Companies or their respective Subsidiaries, (ii) diligently prosecute all applications with the FCC, and all similar governmental authorities for consent to the Transactions, (iii) use their best efforts to resist or resolve any administrative proceeding or suit, including appeals, that may be instituted to challenge the grant of any such applications, (iv) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation or prosecution of any such applications, (v) consult with and keep the other party promptly apprised of any communications with, and inquiries or requests for information from, such governmental authorities with respect to the transactions contemplated hereby, and (vi) use their reasonable best efforts to obtain FCC approvals. The Companies shall cooperate to resolve any objections to FCC and other governmental approvals of the Transactions and shall not voluntarily take actions that would give any governmental authorities grounds to institute proceedings against either party.

            (c) Each Company shall promptly (and in not more than five Business Days from the date hereof) make its filings under the HSR Act with respect to the Transactions and shall use all commercially reasonable efforts to promptly make any other required submission under the HSR Act and resolve such objections, if any, as may be asserted by a governmental agency with respect to the Transactions under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any Transaction as violative of any Antitrust Law, each Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "Order") that is in effect and that prohibits, prevents, conditions or restricts consummation of the Merger or the other Transactions, unless by mutual agreement the Companies decide that such litigation or contest is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the date that either Company has a right of termination under Section 8.1(b) or (ii) the date on which a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each Company shall use all commercially reasonable efforts to take such action as may be required to cause the termination or expiration of any waiting periods imposed under the HSR Act or other Antitrust Laws with respect to such Transactions as promptly as possible after the execution of this Agreement.

            (d) Neither Company shall be required to agree, as a condition to any approval or waiver from any governmental authority, to divest itself of or hold separate any Subsidiary, division, business unit or material asset.

            (e) Metrocall and Arch each shall consult with and keep the other party apprised of the status of matters relating to completion of the Transactions, including, without limitation, promptly furnishing the other party with copies of notices or other communications received by Metrocall or Arch, as the case may be, or any of its Subsidiaries, from any third party and/or any governmental authority with respect to the Merger and the Transactions.

            (f) Each of Metrocall and Arch shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third Persons consents (A) necessary, proper or advisable to consummate the Transactions, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the Transactions or (C) required to prevent a Metrocall Material Adverse Effect or Arch Material Adverse Effect from occurring prior to the Effective Time or any like material adverse effect with respect to Parent from occurring after the Effective Time. In the event that any party shall fail to obtain any such third Person consent, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Metrocall, Arch and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

            (g) Nothing in this Agreement shall require Metrocall or Arch to agree to the imposition of conditions, the payment of any material amounts (other than filing fees and Expenses incurred by the parties in connection with obtaining such consents or approvals) or any requirement of divestiture to obtain any consents or approvals from third parties, including governmental authorities, required to consummate the Transactions, and in no event shall any party take, or be required to take, any action that would have a Metrocall Material Adverse Effect or an Arch Material Adverse Effect.

            (h) Metrocall and Arch agree to cooperate with respect to, and shall cause each of their respective Subsidiaries to cooperate with respect to, and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the Transactions.

            (i) In the event any litigation is commenced by any Person relating to the Transactions, either party shall have the right, at its own expense, to reasonably participate therein, and each Company will not settle any such litigation without the consent of the other, which consent will not be unreasonably withheld.

            (j) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Metrocall, Arch, Parent, Surviving Metrocall Corporation and Surviving Arch Corporation shall take all such necessary action.

            (k) To the extent reasonably practicable, neither Company shall agree to participate in any meeting or discussion with any governmental entity in respect of any filings, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

            (l) Arch and Metrocall shall cooperate and coordinate with each other and use their collective reasonable best efforts to obtain financing required to pay the Cash Election Price at the Closing (the "Financing") as soon as practicable after the date hereof on terms reasonably satisfactory to Metrocall and Arch. Each of Metrocall and Arch shall use its reasonable best efforts to make their respective executive officers and other members of management and employees available upon reasonable advance notice to participate in discussions with financing sources, including roadshows and lender meetings. Each of Metrocall and Arch shall provide, or cause to be provided, access to information to potential financing sources and their representatives on the terms and conditions set forth in Section 6.2.

            (m) Metrocall and Arch expect that their respective executive officers and other members of senior management will continue to perform their respective duties and obligations and intend that any such officers' failure or refusal to cooperate and to take all actions and to do all things reasonably necessary, proper or advisable to consummate and make effective the Transactions, including participating in any proxy solicitation activities with respect to the Transactions and securing the Financing, or otherwise fully cooperate shall constitute grounds for dismissal of such officer with cause.

         Section 6.2 Access To Information. Subject to applicable law, including laws restricting access to competitively sensitive information, Arch shall afford to Metrocall and its respective accountants, counsel, financial advisors and other representatives (the "Metrocall Representatives") and Metrocall and its Subsidiaries shall afford to Arch and its accountants, counsel, financial advisors and other representatives (the "Arch Representatives") reasonable access during normal business hours throughout the Interim Period (with reasonable advance notice) to all of their respective properties, books, contracts, commitments and records (including tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the Transactions and (ii) such other information concerning their respective businesses, properties and personnel as either Company shall reasonably request; provided, however, that such access shall not unreasonably disrupt the furnishing party's operations and shall not be deemed to permit the other party to conduct any onsite environmental investigations or examinations, other than a Phase I site assessment; provided, further, that no fact or information uncovered as a result of such access shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Arch shall hold and shall use its reasonable best efforts to cause the Arch Representatives to hold, and Metrocall and its Subsidiaries shall hold and shall use their reasonable best efforts to cause Metrocall Representatives to hold, in strict confidence as

"Evaluation Material" under the Nondisclosure Agreement dated October 3, 2003 between Arch and Metrocall (the "Nondisclosure Agreement") all nonpublic documents and information furnished to each Company in connection with the Transactions, except that (i) Arch and Metrocall may disclose such information as may be necessary in connection with seeking the Arch Required Statutory Approvals, Arch Stockholders' Approval, Metrocall Required Statutory Approvals and Metrocall Stockholders' Approval, and (ii) each of Arch and Metrocall may disclose any information that it is required by law or judicial or administrative order to disclose, provided, however, that in either case the disclosing party will use reasonable best efforts to assure confidential treatment is accorded such information.

         Section 6.3 Registration Statement and Proxy Statement.(a) Metrocall and Arch shall promptly prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Metrocall, Arch and Parent shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement/Prospectus shall be included as a Prospectus) as promptly as practicable. Metrocall and Arch each shall use, and shall cause Parent to use, its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable (including by responding promptly to any comments made by the SEC with respect thereto), and promptly thereafter mail the Joint Proxy Statement/Prospectus to the stockholders of Metrocall and Arch. Metrocall and Arch each shall also use, and shall cause Parent to use, its reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the Transactions and will pay all expenses incident thereto. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their representatives) and the SEC (or its staff) with respect thereto. Each of the Companies shall provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and the Joint Proxy Statement/Prospectus prior to filing such with the SEC. If, at any time prior to the Metrocall Stockholders Meeting or the Arch Stockholders Meeting, any event shall occur relating to or affecting Metrocall, Arch, or their respective officers or directors, which event should be described in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to the stockholders of Metrocall or Arch, as the case may be, such amendment or supplement. Arch and Metrocall shall cause Parent to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable federal or state securities laws in connection with the issuance of the Parent Common Stock pursuant to the Transactions.

            (b) Metrocall and Arch each shall, and shall cause Parent to, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by, or on behalf of, Metrocall, Arch,

Parent or any of their respective Subsidiaries to any third party and/or any governmental authority in connection with the Merger and the Transactions.

            (c) Prior to the date of approval of the Merger by their respective stockholders, each of Arch and Metrocall shall, and shall cause Parent to, correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of Arch and Metrocall, in each case to the extent required by applicable law.

            (d) Metrocall and Arch each shall, with respect to audited financial statements, pro-forma financial statements or other financial statements or other reports provided by any auditor or other expert for inclusion in any Metrocall SEC Report or Arch SEC Report, respectively, upon request by the other party, use their commercially reasonable efforts to obtain without cost to such requesting party, a consent letter from such auditor or expert addressed to the requesting party to use such auditor's or expert's name and include such statements or reports in any Arch SEC Report or Metrocall SEC Report, as applicable, to be filed by the requesting party.

            (e) Each of the Companies will advise the other promptly after it receives notice or otherwise becomes aware thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction.

            (f) Notwithstanding any other provision in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both Companies, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; provided, further, that Arch or Metrocall may amend or supplement the Joint Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a change in its recommendation made in accordance with Section 5.2, and in such event, the right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to the extent it contains (i) a change, in accordance with Section 5.2, in the recommendation of the Board of Directors of Arch or Metrocall, as applicable, with respect to the transactions contemplated by this Agreement (as the case may be), (ii) a statement of the reasons of the Board of Directors of Arch or Metrocall (as the case may be) for making such change in its recommendation and (iii) additional information reasonably related to the foregoing.

         Section 6.4 Stockholders' Approvals.(a) Arch shall, as promptly as practicable, duly take all action to call, give notice of, convene and hold a meeting of the Arch stockholders and submit this Agreement and the Transactions for the approval of its stockholders at such meeting and shall use its reasonable best efforts and take all necessary actions to obtain the Arch Stockholders' Approval. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to any change of recommendation in accordance with Section 5.2, Arch shall, through the Arch Board, recommend to its stockholders approval of this Agreement and the Transactions and take all lawful actions to solicit such adoption and approval.

            (b) Metrocall shall, as promptly as practicable, submit duly take all action to call, give notice of, convene and hold a meeting of the Metrocall stockholders and this Agreement and the Transactions for the approval of its stockholders at a meeting of stockholders and shall use its reasonable best efforts and take all necessary actions to obtain the Metrocall Stockholders' Approval. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to any change of recommendation in accordance with Section 5.2, Metrocall shall, through the Metrocall Board, recommend to its stockholders approval of this Agreement and the Transactions and take all lawful actions to solicit such adoption and approval.

         Section 6.5 Compliance with The Securities Act. Each of Metrocall and Arch shall use its reasonable best efforts to cause each officer, each director and each other Person who is an "affiliate" of it, for purposes of Rule 145 under the Securities Act ("Rule 145") at the time of the Arch Stockholders Meeting or the Metrocall Stockholders Meetings, as the case may be, each of whom shall be listed in Section 6.5(a) of the Arch Disclosure Schedule or Section 6.5(b) of the Metrocall Disclosure Schedule, to deliver to Parent, at or prior to the Effective Time a written agreement substantially in the form of Exhibit B attached hereto (an "Affiliate Agreement") to the effect that such Person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, in accordance with the terms of the Affiliate Agreement and pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act. Parent shall use commercially reasonable efforts to take such customary and reasonable actions, from time to time after the Effective Time, as are necessary and advisable to allow any party to an Affiliate Agreement to dispose of shares of Parent Common Stock in accordance with Rule 145, if applicable.

         Section 6.6 Expenses. Expenses (as defined herein) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except that those Expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus, and the filing fees under the Antitrust Laws, any other filings fees under any governmental regulations and any filing fees in connection with obtaining approvals under the Communications Act, the FCC Regulations and the Telecommunications Laws, as well as Expenses incurred in connection with presentations made to governmental entities in connection with the foregoing filings, shall be shared equally by Metrocall and Arch. For purposes of this Agreement, the term "Expenses" means, with respect to any party hereto, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement, and the Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to consummating the Transactions and the Closing.

         Section 6.7 Public Statements. Metrocall and Arch shall consult with each other before issuing any press release or written employee communication or otherwise making any public announcement with respect to this Agreement, the Transactions or otherwise and shall not issue any such press release or written employee communication or make any such public statement without the prior written approval of the other Company, except to the extent required by applicable law or the requirements of the rules and regulations of the SEC, Nasdaq or Nasdaq SmallCap, in which case the issuing Company shall use all reasonable efforts to consult with the other Company before issuing any such release or making any such public statement; provided, that a Company may make any public statement (i) reasonably required to correct or otherwise address disclosures made by the other Company in violation of this Agreement or (ii) in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, in each case so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Companies and do not reveal any non-public information regarding the other Company. The Companies shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Company.

         Section 6.8 Notification of Certain Matters. Each of Metrocall and Arch agrees to give prompt notice to the other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect on the Closing Date in any case which would reasonably be expected to result in the failure of one or more of the other Company's conditions to closing set forth in Article VII, (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder in any case which would reasonably be expected to result in the failure of one or more of the other Company's conditions to closing set forth in Article VII and (iii) any event, development, change, or effect that has or would reasonably be expected to materially impair the operations of the business of such Company; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.

         Section 6.9 Directors' and Officers' Indemnification.(a) The indemnification provisions of the respective certificates of incorporation and bylaws of Parent, Surviving Metrocall Corporation and Surviving Arch Corporation and their respective Subsidiaries as in

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
effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were current or former directors, officers, employees or agents of Arch or Metrocall or their respective Subsidiaries. From and after the Effective Time, Parent, Surviving Metrocall Corporation and Surviving Arch Corporation shall, and shall cause their respective Subsidiaries to, jointly and severally (provided that each Company and its Subsidiaries shall only be liable with respect to current and former directors and officers of such Company and its Subsidiaries) fulfill and honor in all respects the obligations, including with respect to advancing expenses, of Parent, Surviving Metrocall Corporation and Surviving Arch Corporation, and their respective Subsidiaries, pursuant to any indemnification agreements between Arch or Metrocall, or any of their respective Subsidiaries, and their respective current and former directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Arch Certificate of Incorporation and Arch Bylaws or Metrocall Certificate of Incorporation and Metrocall Bylaws, or the certificate of incorporation, bylaws and comparable organizational documents of any such Subsidiaries, respectively, as in effect on the date hereof.

            (b) In the event Parent, Surviving Metrocall Corporation or Surviving Arch Corporation or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, and in each such case, reasonably adequate provisions shall be made so that its successors and assigns shall assume the obligations of Parent, Surviving Metrocall Corporation, Surviving Arch Corporation, or any such Subsidiaries, as applicable, as set forth in this Section 6.9 to the extent such assumption does not occur by operation of law.

            (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect for each current and former director and officer of Arch and Metrocall as of the Effective Time, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained on or prior to the Effective Time to the extent such policies provide such current and former directors with coverage for the period and on the terms and conditions described in the preceding sentence.

            (d) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the Arch Certificate of Incorporation or Arch Bylaws or Metrocall Certificate of Incorporation or Metrocall Bylaws, respectively, any indemnification agreement, under the DGCL, or otherwise. The provisions of this
Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

            (e) Parent shall, or shall cause one or more of the Surviving Corporations or their respective Subsidiaries to, pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Person indemnified hereunder in enforcing the indemnity and other obligations provided in this Section 6.9.

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
            Section 6.10 Listing.Metrocall and Arch shall use, and shall cause Parent to use, its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the Nasdaq, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance (i) upon the exercise of Arch Stock Options, Metrocall Stock Options or Metrocall Warrants or (ii) in respect of Arch Stock Rights or Metrocall Stock Rights.

            Section 6.11 Employee Matters.(a) To the extent permitted by Parent's employee benefit plans and applicable law, Parent will use reasonable efforts to give each employee of Arch and Metrocall who is retained by Parent or any of its Subsidiaries after the Effective Time (a "Retained Employee") full credit for purposes of eligibility and vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Retained Employees' service with Arch or Metrocall, as applicable to the same extent recognized by Arch or Metrocall, as applicable, immediately prior to the Effective Time. In no event shall Retained Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

                  (b) To the extent permitted by Parent's employee benefit plans and applicable law, Parent will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as the Effective Time under any welfare plan maintained for the Retained Employees immediately prior to the Effective Time, and (ii) provide each Retained Employee with credit for any portion of co-payments and deductibles paid prior to the Effective Time which relate to any period or portion thereof occurring, or benefit inuring, after the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                  (c) Nothing in this Section 6.11 shall be interpreted as preventing Parent from amending, modifying or terminating any of the Parent Benefits Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

                  (d) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing and disclosed by Arch or Metrocall, as applicable, prior to the execution of this Agreement which are between Arch or Metrocall, as applicable, and any respective director, officer, or employee thereof except as otherwise expressly agreed between Parent and such Person, including the acceleration of any vesting provision of any Arch Stock Option, Arch Stock Right or Metrocall Stock Option, or any unvested or restricted Arch Common Stock issued under the Arch Stock Plan, which may be triggered by the Merger.

                  (e) As of or promptly following the Effective Time, Parent will establish a key employee retention program for the benefit of key employees identified as such by Parent's Board (or the compensation committee thereof) with such terms as are approved by Parent's

Board (or the compensation committee thereof) and providing for aggregate retention payments to all such employees in an amount not to exceed $3,000,000.

                  (f) As of or promptly following the Effective Time, Parent will establish an equity incentive plan for members of the Parent Board and officers and employees of Parent and its Subsidiaries, and reserve for issuance thereunder (in the form of stock options, restricted stock grants or as otherwise determined by the Parent Board or the compensation committee thereof) a number of shares of Parent Common Stock not to exceed 7% of the issued and outstanding shares of Parent Common Stock as of the Effective Time (exclusive of Metrocall Stock Options, Metrocall Stock Rights, Metrocall Warrants, Arch Stock Options and Arch Stock Rights that are exchanged as of the Effective Time for corresponding rights to receive Parent Common Stock pursuant to Section 2.1). The terms, conditions, eligibility of participants and the allocations to eligible participants shall be determined by the Parent Board (or the compensation committee thereof) and in accordance with applicable law, rule and regulation.

                  (g) As of or prior to the Effective Time, but effective as of the Effective Time, Parent shall, and shall cause Metrocall, Arch and/or any of their respective Subsidiaries, to enter into an employment agreement and bonus arrangements with the Chief Executive Officer of Metrocall as of the date of this Agreement to serve as the Chief Executive Officer of Parent from and after the Effective Time, on and subject to the terms and conditions set forth on
Schedule 6.11(g) and such other customary terms and conditions as may be agreed among the parties thereto. In the event that the Chief Executive Officer of Metrocall as of the date of this Agreement is, at any time on or prior to the Effective Time, for any reason unwilling or unable to serve as Chief Executive Officer of Parent, (i) prior to the Effective Time, the persons selected to serve on the Parent Board pursuant to Section 6.14, and (ii) on and after the Effective Time, the members of the Parent Board, shall promptly select and approve an individual to serve as the Chief Executive Officer of Parent as follows: (x) an individual so selected who is employed by Arch or Metrocall or any of their respective Subsidiaries as of the date of this Agreement, shall be approved by not less than six of the nine persons selected to serve on the Parent Board or not less than six of the nine members of the Parent Board, as the case may be, or (y) in the event that no individual referred to in the preceding clause (x) is approved as provide therein, an individual who is not employed by Arch or Metrocall or any of their respective Subsidiaries as of the date of this Agreement to serve as the Chief Executive Officer of Parent will be selected and approved, by not less than five of the nine persons selected to serve on the Parent Board or not less than five of the nine members of the Parent Board, as the case may be.

                  (h) The Chief Executive Officer of Metrocall during the Interim Period may recommend for appointment one or more candidates to serve as executive officers of Parent, which appointments shall require the approval of a majority of the individuals selected to serve on the Parent Board.

                  (i) Arch does not intend, and does not intend for its Subsidiaries, to take any action or omit to take any action which would or could reasonably be expected to cause a "Change in Control" under Arch's Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or Nonstatutory Stock Option Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle, in each case as such term is defined therein, or otherwise provide a reasonable basis for any participant therein or party thereto, as applicable, to believe that a "Change in Control" has occurred or will occur as a consequence of the consummation of the Transactions.

            Section 6.12 Tax-Free Transaction.(a) The Merger is intended to constitute an exchange described in Section 351 of the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code. If the Merger shall fail to qualify as an exchange described in Section 351 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall otherwise qualify as a transaction that is in whole or in part tax-free under the Code. Following the Effective Time, and consistent with any such consent, neither of the Surviving Corporations nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as an exchange described in Section 351 of the Code or otherwise as a transaction that is in whole or in part tax-free under the Code.

                  (b) Following the Effective Time, Parent shall conduct its business and shall cause each of the Surviving Corporations to conduct its business, in a manner which would not jeopardize the characterization of the Merger as an exchange described in Section 351 of the Code or otherwise as a transaction that is whole or in part tax-free under the Code. Parent will provide certain factual representations as reasonably requested by Arch or Metrocall as necessary to confirm that Parent will not take any action on or after the Effective Time that would jeopardize the tax free nature of the Merger as an exchange described in Section 351 of the Code or otherwise as a transaction that is in whole or in part tax-free under the Code.

            Section 6.13 Exemption From Liability Under Section 16(b).(a) Provided that Arch and Metrocall delivers to Parent the Section 16 Information (as defined below) with respect to Arch and Metrocall, respectively, prior to the Effective Time, the Board of Directors of Parent (the "Parent Board"), or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Insiders (as defined herein) of Parent Common Stock in exchange for shares of Arch Common Stock or Metrocall Common Stock, as applicable, and of options on Parent Common Stock upon assumption and conversion by Parent of Arch Stock Options or Metrocall Stock Options, as applicable, in each case pursuant to the Transactions and to the extent that such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                  (b) "Section 16 Information" means information accurate in all respects regarding the Insiders, the number of shares of Arch Common Stock or Metrocall Common Stock, as applicable, or other equity securities thereof deemed to be beneficially owned by each Insider and expected to be exchanged for Parent Common Stock in connection with the Merger.

                  (c) "Insiders" means those officers and directors of Arch and Metrocall who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

            Section 6.14 Directors of Parent and Surviving Corporations.

                  (a) As of the Effective Time, (i) eight of the nine directors constituting the full Parent Board shall be as set forth in Section 1 of Schedule A attached hereto, and (ii) the ninth director of the Parent Board shall be the individual nominated by the Arch Board to serve on the Parent Board as set forth in Section 5 of Schedule A (or if such individual is unable to serve on the Parent Board as a result of death or incapacitation, the individual nominated by the Arch Board to serve on the Parent Board as the alternate ninth director as set forth in Section 6 of Schedule A), and Section 1 of Schedule A shall be amended accordingly. The parties intend that the selection of the ninth member of the Parent Board shall be deemed to have been made by the Arch Board and shall not constitute or give rise, upon consummation of the Transactions, to a "Change in Control" under Arch's Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle. Immediately after the Effective Time, the Chairman of the Parent Board shall be the member of the Metrocall Board designated as such on Section 1 of Schedule A; provided that if prior to the Effective Time such person is unable or unwilling to serve in such capacity, another person selected to serve on the Parent Board will be promptly selected and approved to serve as the Chairman of the Parent Board by not less than five of the nine persons selected to serve on the Parent Board, and Section 1 of Schedule A shall be amended accordingly

                  (b) As of the Effective Time, the directors constituting the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Parent Board shall be as set forth in Sections 2, 3 and 4, respectively, of Schedule A attached hereto, each such Person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws. The Chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Parent Board shall be selected and approved to so serve by a majority of persons selected to serve on the Parent Board.

                  (c) In the event that any individual listed in Sections 1, 2, 3 or 4 of Schedule A who is a member of the Metrocall Board on the date hereof is unable or unwilling to serve on the Parent Board or any committee thereof as of the Effective Time, then, prior to the Effective Time, the Metrocall Board shall designate a candidate to replace such individual, which candidate shall be approved by the Arch Board, such approval not to be unreasonably withheld, and the relevant sections of Schedule A shall be amended accordingly.

                  (d) In the event that any individual listed in Sections 1, 2, 3 or 4 Schedule A who is a member of the Arch Board on the date hereof is unable or unwilling to serve on the Parent Board or any committee thereof as of the Effective Time, then, prior to the Effective Time, the Arch Board shall designate a candidate to replace such individual, which candidate shall be approved by the Metrocall Board, such approval not to be unreasonably withheld, and the relevant section(s) of Schedule A shall be amended accordingly.

                  (e) Each of Metrocall and Arch shall take such action, and shall cause Parent to take such action, as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this
Section 6.14.

                  (f) Each of the foregoing Persons shall serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws.

            Section 6.15 Redemption of Notes.Prior to the Closing Date, Arch shall cause Arch Holdings, Inc. ("Arch Holdings") to redeem in full all outstanding 12% Subordinated Secured Compounding Notes due 2009, in accordance with the Indenture, dated May 29, 2002, among Arch Holdings, the guarantors listed therein and The Bank of New York, as Trustee.

            Section 6.16 Redemption of Preferred Stock.On or prior to the earlier of the record date Metrocall Stockholders Meeting and June 30, 2004, Metrocall shall redeemed, or shall have caused the redemption of, all issued and outstanding shares of Metrocall Preferred Stock, and shall have defeased, or caused the defeasance, all shares of Metrocall Preferred Stock reserved for issuance under the Metrocall Plan of Reorganization. On or prior to the mailing of Joint Proxy Statement/Prospectus, Metrocall shall have delivered the required notice of such redemption or defeasance, as applicable.

            Section 6.17 Control of Other Party's Business.Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Mergers. Prior to the consummation of the Mergers, each party shall independently exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE VII
                                   CONDITIONS

            Section 7.1 Conditions to Each Party's Obligation to Effect the Merger.The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) the Arch Stockholders' Approval and the Metrocall Stockholders' Approval;

                  (b) the Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

                  (c) the shares of Parent Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on Nasdaq upon official notice of issuance;

                  (d) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents, prohibits or makes illegal the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                  (e) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent or prohibit the consummation of the Merger or make the Merger illegal;

                  (f) any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (g) the FCC shall have granted its consent to the Merger; and

                  (h) the number of Appraisal Shares shall not exceed 8% of the total number of Metrocall Fully Diluted Shares as of the Effective Time.

            Section 7.2 Additional Conditions to Obligation of Arch to Effect the Merger.Unless waived by Arch, the obligation of Arch to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

                  (a) (i) Metrocall shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Metrocall contained in this Agreement (x) that are qualified as to Metrocall Material Adverse Effect shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, in which case on and as of that date) on and as of the Closing Date as if made at and as of such date and (y) that are not qualified as to Metrocall Material Adverse Effect shall be true and correct (without regard to any materiality qualifier in any such representations or warranties) on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, in which case on and as of the date) on and as of the Closing Date as if made at and as of such date, except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Metrocall Material Adverse Effect, and (iii) Arch shall have received a certificate of the Chief Executive Officer of Metrocall to that effect;

                  (b) between the date hereof and the Effective Time, there shall not have occurred any Metrocall Material Adverse Effect; and

                  (c) Arch shall have received a written opinion of Latham & Watkins, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute an exchange described in Section 351 of the Code. In rendering such opinion, counsel to Arch shall be entitled to rely upon assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Arch Acquiring Sub, Metrocall Acquiring Sub, Arch and Metrocall.

            Section 7.3 Additional Conditions to Obligation of Metrocall to Effect the Merger.Unless waived by Metrocall, the obligation of Metrocall to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

                  (a) (i) Arch shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Arch contained in this Agreement (x) that are qualified as to Arch Material Adverse Effect shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, which case on and as of that date) on and as of the Closing Date as if made at and as of such date and (y) that are not qualified as to Arch Material Adverse Effect shall be true and correct (without regard to any materiality qualifier in any such representations or warranties) on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, in which case on and as of the date) on and as of the Closing Date as if made at and as of such date, except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, and (iii) Metrocall shall have received a certificate of the Chief Executive Officer of Arch to that effect;

                  (b) Between the date hereof and the Effective Time, there shall not have occurred any Arch Material Adverse Effect; and

                  (c) Metrocall shall have received a written opinion of Schulte Roth & Zabel LLP, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute an exchange described in Section 351 of the Code. In rendering such opinion, counsel to Metrocall shall be entitled to rely upon assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Arch Acquiring Sub, Metrocall Acquiring Sub, Arch and Metrocall.

                                  ARTICLE VIII
                                   TERMINATION

            Section 8.1 Termination.This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

                  (a) by mutual written consent duly authorized by the Metrocall Board and the Arch Board;

                  (b) by either Metrocall or Arch, if the Effective Time shall not have occurred on or before December 31, 2004; provided, however, that in the event that all conditions set forth in Article VII are satisfied or waived and the Companies have not consummated the Transactions due to a failure to obtain on reasonable terms the financing required to pay the Cash Election Price, then such date may be extended for no longer than 60 days by either Metrocall or Arch by providing written notice thereof to the other Person on or prior to December 31, 2004; provided further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either Metrocall or Arch, if any injunction, order or decree of the type described in Section 7.1(d) shall have been entered and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such injunction, order or decree;

                  (d) by Arch, if prior to the Metrocall Stockholders' Approval,
(i) the Metrocall Board withdraws or in any materially adverse respect modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do so; or (ii) the Metrocall Board shall have recommended to the stockholders of Metrocall a Competing Transaction or shall have resolved to do so;

                  (e) by Metrocall if, prior to the Arch Stockholders' Approval,
(i) the Arch Board withdraws or in any materially adverse respect modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do so, or (ii) the Arch Board shall have recommended to the stockholders of Arch a Competing Transaction or shall have resolved to do so;

                  (f) by either Arch or Metrocall if (i) this Agreement and the Merger shall fail to receive the requisite votes for the Metrocall Stockholders' Approval at the Metrocall Stockholders Meeting (assuming the existence of a quorum where a vote was taken, and including any adjournment of such meeting) or
(ii) this Agreement and the Merger shall fail to receive the requisite votes for the Arch Stockholders' Approval at the Arch Stockholders Meeting (assuming the existence of a quorum where a vote was taken, and including any adjournment of such meeting);

                  (g) by Arch, upon a breach of any representation, warranty, covenant or agreement on the part of Metrocall set forth in this Agreement, or if any representation or warranty of Metrocall shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
Section 7.2(a) would not be satisfied (a "Terminating Metrocall Breach"); provided, however, that Metrocall shall have 30 days after written notice of such default, specifying in reasonable detail the nature of such default, is given to Metrocall by Arch to cure such Terminating Metrocall Breach, and Arch may not terminate this Agreement under this Section 8.1(g), if such Terminating Metrocall Breach is curable by Metrocall through the exercise of its reasonable efforts within such 30-day period and for so long as Metrocall continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b);

                  (h) by Metrocall, upon breach of any representation, warranty, covenant or agreement on the part of Arch set forth in this Agreement, or if any representation or warranty of Arch shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied (a "Terminating Arch Breach"); provided, however, that Arch shall have 30 days after written notice of such default, specifying in reasonable detail the nature of such default, is given to Arch by Metrocall to cure such Terminating Arch Breach, and Metrocall may not terminate this Agreement under this Section 8.1(h), if such Terminating Arch Breach is curable by Arch through the exercise of its reasonable efforts within such 30-day period and for so long as Arch continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b);

                  (i) by Metrocall, if, prior to the Metrocall Stockholders' Approval, the Metrocall Board determines in accordance with Section 5.2 to approve a Competing Transaction, but only after Metrocall (A) provides Arch with no less than five Business Days notice of its determination to approve such Competing Transaction, including all material terms thereof, (B) within such period, has in good faith negotiated, and has caused its financial and legal advisors to negotiate, with Arch to make such adjustments in the terms and conditions of this Agreement as would cause the transactions contemplated by this Agreement to be more favorable, from a financial point of view, to the stockholders of Metrocall than such Competing Transaction, and (C) taking into account any amendments made to this Agreement pursuant to clause (B), the Metrocall Board determines in good faith that the Competing Transaction is more favorable, from a financial point of view, to the stockholders of Metrocall than the transactions contemplated by this Agreement, provided that Metrocall's right to terminate this Agreement under this Section 8.1(i) shall not be available if Metrocall is then in breach of Section 5.2; or

                  (j) by Arch, if, prior to the Arch Stockholders' Approval, the Arch Board determines in accordance with Section 5.2 to approve a Competing Transaction, but only after Arch (A) provides Metrocall with no less than five Business Days notice of its determination to approve such Competing Transaction, including all material terms thereof, (B) within such period, has in good faith negotiated, and has caused its financial and legal advisors to negotiate, with Metrocall to make such adjustments in the terms and conditions of this Agreement as would cause the transactions contemplated by this Agreement to be more favorable, from a financial point of view, to the stockholders of Arch than such Competing Transaction, and (C) taking into account any amendments made to this Agreement pursuant to clause (B), the Arch Board determines in good faith that the Competing Transaction is more favorable, from a financial point of view, to the stockholders of Arch than the transactions contemplated by this Agreement, provided that Arch right to terminate this Agreement under this Section 8.1(j) shall not be available if Arch is then in breach of Section 5.2.

            Section 8.2 Effect of Termination.(a) Except as provided in this
Section 8.2 and Section 8.3, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any party's affiliates or any party's officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that (i) the provisions of Sections 6.2, 6.6, 8.2, and 8.3, Article IX shall survive and (ii) subject to Section 8.3(d), nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

                  (b) For a period of twelve months from the date of any termination of this Agreement, neither Company, nor any of their respective Subsidiaries, shall, directly or indirectly, solicit the employment of any employee of the other Company or its Subsidiaries, except that this Section 8.2(b) shall not prohibit either Company or its Subsidiaries from (i) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area, or any third party Internet website posting, or negotiating with, offering employment to or employing such Persons contacted through such medium or (ii) participating in any third party hiring fair or similar event open to the public or negotiating with, offering employment to or employing such Persons contacted through such medium.

            Section 8.3 Termination Fee.

                  (a) In the event that (i) either Company shall terminate this Agreement pursuant to Section 8.1(f)(i) and, in either case, at the time of such termination there shall exist or be proposed a Competing Transaction in respect of Metrocall which is consummated or with respect to which Metrocall enters into a definitive agreement within 12 months thereafter, (ii) Arch shall terminate this Agreement pursuant to Section 8.1(d), or (iii) Metrocall shall terminate this Agreement pursuant to Section 8.1(i), then Metrocall shall pay to Arch $12 million, promptly after demand for payment is made to Metrocall or, in the case of subpart (i) hereof, after the execution and delivery of such agreement or the consummation of such Competing Transaction.

                  (b) In the event that (i) either Company shall terminate this Agreement pursuant to Section 8.1(f)(ii) and, in either case, at the time of such termination there shall exist or be proposed a Competing Transaction in respect of Arch which is consummated or with respect to which Arch enters into a definitive agreement within 12 months thereafter, (ii) Metrocall shall terminate this Agreement pursuant to Section 8.1(e), or (iii) Arch shall terminate this Agreement pursuant to Section 8.1(j), then Arch shall pay to Metrocall $12 million, promptly after demand for payment is made to Arch or, in the case of subpart (i) hereof, after the execution and delivery of such agreement or the consummation of such Competing Transaction.

                  (c) Any payment required to be made pursuant to this Section
8.3 shall be made not later than two Business Days after (i) delivery to the paying party of notice of demand for payment, (ii) the execution of a definitive agreement relating to a Competing Transaction or (iii) the consummation of such Competing Transaction (in the case of clause (ii) or (iii), the paying Company shall promptly notify the other Company of such event and the other Company shall designate an account for such payment in writing), as required by this
Section 8.3, and shall be made by wire transfer of immediately available funds to an account designated by the other Company in the notice of demand for payment, or in the case of clause (ii) or (iii), other written instruction. In the event both Arch and Metrocall would otherwise be entitled to payments under
Section 8.3 (a) and (b) respectively, neither Company shall be required to make any payment under this Section 8.3. In no event shall either Company be entitled to collect amounts pursuant to this Section 8.3 relating to more than one specified event.

                  (d) In the event fees are payable under this Section 8.3, such fees set forth in this Section 8.3 shall constitute the sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any nonperformance of a covenant, breach, failure of a condition precedent or termination of this Agreement.

                  (e) Each of the parties acknowledge that the agreements contained in Section 8.3 are an integral part of the Transactions, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either of the parties fails to pay in a timely manner the amounts due pursuant to Section 8.3 and, in order to obtain such payment, the other party makes a claim that results in a judgment against the first party for the amounts set forth in this Section 8.3, the first party shall pay the other party its costs and expenses (including attorney's fees and expenses) in connection with such suit, together with interest on the applicable amounts at the prime rate as set forth in The Wall Street Journal (Northeastern Edition), in effect on the date such payment was originally required to be made.

                                   ARTICLE IX
                               GENERAL PROVISIONS

            Section 9.1 Non-Survival of Representations and Warranties.No representations, warranties or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after the Effective Time of the Merger neither Metrocall nor Arch, or their respective officers or directors, shall have any further obligation with respect thereto, except for covenants and agreements which by their terms expressly contemplate performance after the Effective Time, including any such covenants and agreements contained in Articles II and IX and in Sections 1.3, 1.4, 1.5, 1.6, 2.1(b), 2.1(d), 6.1(h) and (i), 6.2, 6.6, 6.9 and 6.12(b) (including any factual representations set forth in a certificate delivered to Arch or Metrocall pursuant thereto), all of which shall survive the Merger.

            Section 9.2 Amendments and Waivers; Delays and Omissions.(a) The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departure from the provisions hereof may not be given, except by written instrument duly executed by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the Arch Stockholders' Approval and the Metrocall Stockholders' Approval, no waiver or amendment may be made, except such waivers and amendments that have received the requisite stockholder approval and such waivers and amendments that are permitted to be made without stockholder approval under the Delaware General Corporation Laws.

                  (b) Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach of default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver of compliance with the performance of any obligation or other act of any other party hereto shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            Section 9.3 Notices.All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, facsimile, any nationally recognized courier guaranteeing overnight delivery, or first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated by such party to the other parties in accordance with the provisions of this Section:

                  (a)   If to Metrocall, to:

                           Metrocall Holdings, Inc.
                           6677 Richmond Highway
                           Alexandria, VA 22306
                           Attention: Vincent D. Kelly
                           Facsimile: (703) 768-9625

                        With a copy to:

                           Schulte Roth & Zabel LLP
                           919 Third Avenue
                           New York, New York 10022
                           Attention:  Andre Weiss, Esq.
                                       Jeffrey S. Sabin, Esq.
                           Facsimile: (212) 593-5955

                  (b)   If to Arch, to:


                           Arch Wireless, Inc.
                           1800 West Park Drive,
                           Suite 250
                           Westborough, MA 01581
                           Attention:  C. Edward Baker, Jr.
                           Facsimile:  (508) 870-6076


                           With a copy to each of:


                           Arch Wireless, Inc.
                           1800 West Park Drive,
                           Suite 250
                           Westborough, MA 01581
                           Attention:  William E. Redmond, Jr.
                           Facsimile: (518) 581-2323


                           Arch Wireless, Inc.
                           1800 West Park Drive,
                           Suite 250
                           Westborough, MA 01581
                           Attention:  Patricia A. Gray, Esq.
                           Facsimile:  (866) 207-3384

                           Latham & Watkins
                           555 Eleventh Street, NW, Suite 1000
                           Washington, DC  20004
                           Attention:  Eric L. Bernthal, Esq.
                                       William P. O'Neill, Esq.
                           Facsimile: (202) 637-2201

            All such notices and communications shall be deemed to have been duly given: at the time delivered, if delivered by hand; when noted on a confirmation report (or if such delivery date is not a Business Day, on the next Business Day), if sent by facsimile; on the next Business Day, if timely delivered to a nationally recognized courier guaranteeing overnight delivery; if and when received, if deposited in the United States mail, postage prepaid, certified or registered, return receipt requested.

            Section 9.4 Binding Agreement; No Assignment.This Agreement shall inure solely to the benefit of and be binding upon each of the parties hereto. This Agreement shall not be assigned by any party by operation of law or otherwise. Except as otherwise provided in Sections 6.9 and 6.11 herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

            Section 9.5 Counterparts.This Agreement may be executed in counterparts (including by facsimile), each of which, when so executed and delivered, shall be deemed to be an original and enforceable, but all of which, taken together, shall constitute one and the same instrument.

            Section 9.6 Descriptive Headings, Etc.The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement; (iv) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified; (v) "or" is not exclusive; (vi) provisions apply to successive events and transactions; (vii) "knowledge", with respect to any party, means the actual knowledge of the executive officers of that party; and
(viii) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, other than any such day banks in New York City are permitted or required by law to be closed.

            Section 9.7 Severability.In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law; provided, that this Section 9.7 shall not cause this Agreement to differ materially from the intent of the parties as herein expressed.

            Section 9.8 Governing Law.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof).

            Section 9.9 Entire Agreement.

                  (a) This Agreement, including the Arch Disclosure Schedule and the Metrocall Disclosure Schedule, the Ancillary Agreements and the related documents and instruments delivered pursuant to this Agreement, together with any other written agreements delivered by the parties substantially concurrently with this Agreement (collectively, the "Other Agreements"), are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein; it being understood that the Nondisclosure Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the Other Agreements. This Agreement and the Other Agreements supersede all prior agreements and understandings between the Companies and the other parties to this Agreement, both written and oral, with respect to such subject matter.

                  (b) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            Section 9.10 Consent to Jurisdiction.Each party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section.

            Section 9.11 Further Assurances.Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions. Any out-of-pocket costs associated with complying with this Section shall be borne by the requesting party.

            Section 9.12 Construction.The parties hereto acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties.

            Section 9.13 Waiver of Jury Trial.EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 9.14 Specific Performance.The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.



                         [Signatures on following page]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered by their respective officers as of the date first written above.

                                    WIZARDS-PATRIOTS HOLDING, INC.


                                    By: /s/ Vincent D. Kelly
                                       ---------------------------------
                                       Name: Vincent D. Kelly
                                       Title: Chief Executive Officer


                                    WIZARDS ACQUIRING SUB, INC.


                                    By: /s/ Vincent D. Kelly
                                       ---------------------------------
                                       Name: Vincent D. Kelly
                                       Title: Chief Executive Officer


                                    METROCALL HOLDINGS, INC.


                                    By: /s/ Vincent D. Kelly
                                       ---------------------------------
                                       Name: Vincent D. Kelly
                                       Title: Chief Executive Officer


                                    PATRIOTS ACQUIRING SUB, INC.


                                    By: /s/ Vincent D. Kelly
                                       ---------------------------------
                                       Name: Vincent D. Kelly
                                       Title: Chief Executive Officer


                                    ARCH WIRELESS, INC.


                                    By: /s/ William E. Redmond
                                       ---------------------------------
                                       Name: William E. Redmond
                                       Title: Director